SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LENDER PROCESSING SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 4, 2011

Dear Shareholder:

On behalf of the board of directors of Lender Processing Services, Inc., I cordially invite you to attend the annual meeting of shareholders of Lender Processing Services, Inc. The meeting will be held on May 19, 2011 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Jeffrey S. Carbiener
President and Chief Executive Officer

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Lender Processing Services, Inc.:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Lender Processing Services, Inc. will be held on May 19, 2011 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect three Class III directors to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year;

3. to approve, by non-binding vote, executive compensation;

4. to recommend, by non-binding vote, the frequency of the vote to approve executive compensation;

5. to consider and approve the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan; and

6. to transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set March 21, 2011 as the record date for the meeting. This means that owners of Lender Processing Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson
Executive Vice President, General
Counsel and Corporate Secretary

Jacksonville, Florida
April 4, 2011

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Lender Processing Services, Inc. (the “Company” or “LPS”) for use at the Annual Meeting of Shareholders to be held on May 19, 2011 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 4, 2011 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “LPS” or the “Company,” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Prior to July 2, 2008, the Company was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

FIS is the result of the February 2006 merger of Certegy Inc. and former FIS, which we refer to as the Certegy merger. Certegy, Inc. survived the merger and was renamed Fidelity National Information Services, Inc. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of LPS common stock as of the close of business on March 21, 2011 are entitled to vote. On that day, 86,344,646 shares were issued and outstanding and eligible to vote, and there were 8,338 shareholders of record. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in LPS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to the Executive Chairman of our board of directors and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider five proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class III directors to serve until the 2014 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

•	Proposal No. 3 asks you to approve, by non-binding vote, the Company’s executive compensation.

•	Proposal No. 4 asks you to recommend, by non-binding vote, the frequency of the advisory vote to approve executive compensation.

•	Proposal No. 5 asks you to approve the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or the omnibus plan.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in LPS’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the three people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2 regarding the ratification of KPMG LLP and Proposal No. 3 regarding the approval of executive compensation, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

•	For Proposal No. 4 regarding frequency of the advisory vote on executive compensation, the frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

•	For Proposal No. 5 regarding the approval of the omnibus plan, under Delaware law and in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval. Additionally, in order to satisfy the listing standards of the New York Stock Exchange (the “NYSE”), the total vote cast with respect to the proposal concerning the omnibus plan must represent more than 50% of the total number of shares entitled to vote on the proposal, and a majority of the shares voted must be voted in favor of the proposal.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as Proposal No. 2 regarding ratification of auditors. The board of directors has determined that Proposals Nos. 1, 3, 4 and 5 are non-routine matters. Nominees cannot vote on non-routine matters if they do not receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1 and Proposal No. 4, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that Proposal No. 2, Proposal No. 3 and Proposal No. 5 receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals. With respect to Proposal No. 5, an abstention or direction to withhold authority is a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 5 must represent over 50% of the total number of shares entitled to vote on the proposal.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent, Computershare Investor Services (in writing: 250 Royall Street, Canton, Massachusetts 02021; or by telephone: (866) 299-4219). If you participate in householding and wish to receive a separate copy of the 2010 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and/or proxy statements, please contact Computershare Investor Services as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee for director, and each director continuing in office. The information presented includes their ages, years of service on our board, business experience and service on other public companies’ boards of directors, including any such directorships held during the past five years. We have also included information about each nominee’s and each continuing director’s specific experience, qualifications, attributes or skills that led the board to conclude, at the time we filed our proxy statement in light of our business and structure, that such nominee or continuing director should serve on our board.

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with LPS	Age(1)	Since

Lee A. Kennedy	Director Executive Chairman of the Board	60	2008
Philip G. Heasley	Director Member of the Compensation Committee and the Corporate Governance and Nominating Committee	61	2009
Susan E. Lester	Director Member of the Audit Committee	54	2010

(1)	As of April 1, 2011.

Lee A. Kennedy.  Lee A. Kennedy has served as a director of our Company since May 2008, as Chairman of our board since March 2009, and as our Executive Chairman since September 2009. Mr. Kennedy also serves as Chairman of Ceridian Corporation, a position he has held since January 2010, and served as interim Chief Executive Officer of Ceridian from January 2010 until August 2010. Mr. Kennedy served as President and Chief Executive Officer of our former parent FIS from the time of the Certegy merger in February 2006 until October 2009, and as Executive Vice Chairman of FIS from October 2009 through February 2010. Prior to the Certegy merger in February 2006, Mr. Kennedy had served as the Chief Executive Officer of Certegy since March 2001 and as the Chairman of Certegy since February 2002. Prior to that, he served as President, Chief Operating Officer and a director of Equifax Inc., a provider of consumer credit and other business information, from June 1999 until Certegy was spun off from Equifax in June 2001. Mr. Kennedy also serves as the non-executive Chairman of the board of directors of Ceridian Corporation, and has served on the boards of directors of FIS and Equifax Inc. in the past five years. In determining that Mr. Kennedy should serve as a director, our board considered the deep knowledge and understanding of our operations and our industry he gained as President and Chief Executive Officer of our former parent. The board also believes that, as a result of Mr. Kennedy’s longtime service as a leader of a complex business organization, he can provide the board with valuable insight into the challenges the Company may face as it grows and continues to operate in a regulated industry and can contribute to our vision for our long-term strategy and success.

Philip G. Heasley.  Philip G. Heasley has served as a director of our Company since March 2009. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc., a global provider of electronic payment solutions to financial institutions, since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. Mr. Heasley served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Tier Technologies, Inc., and formerly served on the boards of Kinterra, Inc. and Ohio Casualty Corporation. In addition, since April 2008, Mr. Heasley has served on the National Infrastructure Advisory Council, which provides the President of the United States, through the Secretary of Homeland Security, with advice on the security of the critical infrastructure sectors and their information systems. In determining that Mr. Heasley should serve as a director, our board considered his experience as chief executive of a company that provides technology services to financial institutions and his experience as an executive of large financial institutions, and his resulting ability to understand our customer base and the unique issues surrounding those relationships. In addition, the board considered Mr. Heasley’s historical understanding of certain of our businesses that were formerly old FNF businesses, which he acquired as a director of old FNF.

Susan E. Lester.  Susan E. Lester has served as a director of our Company since December 2010, and has been a private investor since May 2002. Ms. Lester served as Chief Financial Officer of Homeside Lending, Inc., a

mortgage bank, from October 2001 to May 2002. Prior to that, Ms. Lester served as Chief Financial Officer of U.S. Bancorp, a commercial bank, from February 1996 to May 2000. Ms. Lester also serves as a director of PacWest Bancorp and Arctic Cat Inc., and formerly served on the board of Bremer Investment Funds, Inc. In determining that Ms. Lester should serve as a director, our board considered her high level of financial expertise and extensive knowledge of accounting issues and senior leadership, which we believe provide a strong foundation for her service on our Audit Committee. Our board also considered her significant experience working for and knowledge of banking organizations, which helps her to understand our customers and our industry.

Information About Our Directors Continuing in Office

Term Expiring 2012

			Director
Name	Position with LPS	Age(1)	Since

David K. Hunt	Director Chairman of the Compensation Committee, Member of the Audit Committee	65	2010
James K. Hunt	Director Chairman of the Audit Committee, Member of the Compensation Committee	59	2008

(1)	As of April 1, 2011.

David K. Hunt.  David K. Hunt has served as a director of our Company since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc., a provider of corporate spend management and supplier marketing technology for global professional meetings and events, from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. Mr. Hunt also serves on the board of directors of our former parent, FIS, where he serves as a member of both the audit and compensation committees. In determining that Mr. Hunt should serve as a director, our board considered his long familiarity with our businesses and industry which he acquired as a director of FIS prior to the spin-off. The board also considered Mr. Hunt’s experience on the audit and compensation committees of FIS and his familiarity with the responsibilities of those committees and the issues they consider, which we believe enhances his ability to more effectively serve on the audit and compensation committees of our board.

James K. Hunt.  James K. Hunt has served as a director of our Company since May 2008. He served as a director of FIS from April 2006 until the spin-off date. Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company, and of THL Credit Advisors, a registered investment advisor that provides administrative services to THL Credit, Inc., since April 2010. He has also served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., which provides capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions, since May 2007. THL Credit Advisors, THL Credit, Inc. and THL Credit Group, L.P. are each affiliates of Thomas H. Lee Partners, L.P. Previously, Mr. Hunt founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of THL Credit, Inc., and formerly served on the boards of Primus Guaranty, Ltd. and our former parent FIS. In determining that Mr. Hunt should serve as a director, our board considered his experience in managing financial services companies and in capital markets. The board also considered Mr. Hunt’s experience in overseeing the management of significantly leveraged companies in which his private equity firms have invested, and his ability to understand the issues we may face as a result of our significant debt under our credit agreement and senior notes.

Term Expiring in 2013

			Director
Name	Position with LPS	Age(1)	Since

Jeffrey S. Carbiener	Director President and Chief Executive Officer	48	2009
Alvin R. (Pete) Carpenter	Director Lead Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Compensation Committee	69	2009
John F. Farrell, Jr.(2)	Director Member of the Audit and Corporate Governance and Nominating Committees	73	2009

(1)	As of April 1, 2011.

(2)	Mr. Farrell will retire from the Audit Committee in connection with the annual meeting of shareholders, and will retire from the board and the Corporate Governance and Nominating Committee on December 31, 2011.

Jeffrey S. Carbiener.  Jeffrey S. Carbiener has served as our President and Chief Executive Officer since the spin-off and has served as a director since March 2009. He served as Executive Vice President and Chief Financial Officer of FIS, our former parent, from February 2006 until the spin-off, and served as the Executive Vice President and Group Executive, Check Services of Certegy from June 2001 until the time of the Certegy merger in February 2006. Prior to joining Certegy, Mr. Carbiener served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001. In determining that Mr. Carbiener should serve as a director, our board considered the deep knowledge and understanding of our operations and our industry that Mr. Carbiener has obtained as our Chief Executive Officer, as well as through his service in leadership positions with FIS, Certegy and Equifax. Our board believes that Mr. Carbiener has demonstrated integrity, values and good judgment in the leadership positions in which he has served, and believes those qualities make him well-suited to provide thoughtful and well-reasoned input as a member of our board of directors.

Alvin R. (Pete) Carpenter.  Mr. Carpenter has served as a director of our Company since April 2009 and as our lead director since February 2010. Mr. Carpenter retired from CSX Corporation (“CSX”) in February 2001, where he had served as Vice Chairman from July 1999 until his retirement. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to July 1999, and Executive Vice President — Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter also serves on the boards of directors of PSS World Medical, Inc., Regency Centers Corporation and Stein Mart, Inc., and previously served on the boards of Barnett Bank, Inc., Nations Bank and Florida Rock Industries, Inc. In determining that Mr. Carpenter should serve as a director, our board considered his extensive experience operating a complex and decentralized business organization. The board also considered Mr. Carpenter’s experience serving on the boards of banking companies, which helps him to understand our customers and industry, and his service on other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he serves.

John F. Farrell, Jr. John F. Farrell, Jr. has served as a director of our Company since March 2009. Mr. Farrell is a private investor and has been since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. In determining that Mr. Farrell should serve as a director, our board considered his long experience as chief executive of a mortgage company and the knowledge of our industry and customers that he acquired through that service. The board also considered Mr. Farrell’s historical understanding of certain of our businesses that were formerly old FNF businesses, which he acquired as a director of old FNF.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that our board shall consist of not less than one nor more than fourteen directors. Our board determines the number of directors within these limits, and the current number of directors is set at eight. Our directors are divided into three classes, each class as nearly equal in number as possible. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the board for a three-year term expiring in 2014:

Lee A. Kennedy
Philip G. Heasley
Susan E. Lester

The board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of LPS and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The audit committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2011 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2010 and 2009, we were billed the following fees by KPMG:

	2010	2009
	(In thousands)	(In thousands)

Audit Fees	$1,545	$1,475
Audit-Related Fees	265	179
Tax Fees	4	—
All Other Fees	—	—

Audit Fees.  Audit fees consisted principally of fees for the audits and other filings related to the Company’s 2010 and 2009 audits, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2010 and 2009 consisted principally of fees for SAS 70 attestations, including billings for out-of-pocket expenses incurred.

Tax Fees.  Tax fees in 2010 consisted principally of fees for preparation of the Form 5500 for the Company’s health and welfare benefit plan.

All Other Fees.  We were not billed for any other fees in 2010.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis and Executive and Director Compensation,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the compensation committee of our board and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4: RECOMMENDATION ON THE FREQUENCY OF
EXECUTIVE COMPENSATION ADVISORY VOTES

The Dodd-Frank Act also provides that shareholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our board of directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

We recognize that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on the Company or our board of directors in any way. The board of directors and the compensation committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstaining). Shareholders will not be voting to approve or disapprove the recommendation of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5: APPROVAL OF THE LENDER
PROCESSING SERVICES, INC. AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

Purpose of the Plan and Description of the Proposal

Our board of directors has adopted and recommends that our shareholders approve the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or omnibus plan. The primary purpose of the amendments to the omnibus plan is to increase the authorized shares available for issuance under the plan by 4,700,000 shares in order to assure that we have adequate means to provide equity incentive compensation to our employees on a going-forward basis. The omnibus plan was approved by our board of directors and by FIS, as our former parent, prior to the spin-off, and became effective on July 1, 2008. Subsequently, our shareholders approved the omnibus plan on May 28, 2009. As of March 21, 2011, the record date, there were approximately 2,657,486 shares previously authorized under the omnibus plan which remain available for grant.

Grants under the omnibus plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards. Following approval of the amendment and restatement, the omnibus plan will authorize awards in respect of 18,700,000 shares of our common stock (which includes 4,700,000 newly authorized shares and 2,657,486 shares which were previously authorized under the omnibus plan but not granted as of March 21, 2011). All of the 18,700,000 shares authorized under the plan are available for grants of “full-value”

awards, meaning awards other than stock options, stock appreciation rights or other awards for which the recipient pays the exercise price.

Shareholder approval of the omnibus plan will allow incentive awards paid thereunder to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. There is, however, an exception to this limit for certain performance-based compensation. Awards made pursuant to the omnibus plan may constitute performance-based compensation not subject to the deductibility limitation of Section 162(m) of the Internal Revenue Code. However, in order to qualify for this exception, shareholders must approve the material terms of the performance goals of the omnibus plan under which compensation will be paid.

The material terms of the performance goals being submitted for approval for purposes of Section 162(m) of the Internal Revenue Code include (i) the employees eligible to receive awards under the omnibus plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount that may be granted or paid to any employee in any one year with respect to awards that are intended to meet the exception to the tax deduction limitations contained in Section 162(m) of the Internal Revenue Code. This information is provided in the description of the omnibus plan below.

We had 7,683,414 stock options outstanding as of March 21, 2011, with a weighted average exercise price of $33.11 and a weighted average remaining term of 4.3 years. We also had 1,029,567 full-value awards outstanding in the form of restricted stock as of March 21, 2011. On March 21, 2011, the fair market value of a share of our common stock was $32.61 per share and we had 2,657,486 shares remaining available for grant under the omnibus plan.

The future benefits that will be received under the plan by particular individuals or groups are not determinable at this time. The following information concerning holdings by our executive officers, directors and employees under the omnibus plan is as of March 21, 2011. As of that date, our continuing named executive officers had the following number of options and restricted shares outstanding under the plan: Lee A. Kennedy 261,500 options and 87,076 restricted shares; Jeffrey S. Carbiener 1,786,911 options and 237,333 restricted shares; Thomas L. Schilling 86,000 options and 40,800 restricted shares; and Daniel T. Scheuble 701,867 options and 97,560 restricted shares. All current executive officers as a group had 3,519,774 options and 612,784 restricted shares outstanding under the plan. In addition, Mr. Swenson had 692,111 options and 97,560 restricted shares and Mr. Chan had 255,500 options and 13,900 restricted shares outstanding under the omnibus plan. All current directors as a group, other than those who serve as executive officers, had 145,856 options and 27,304 restricted shares outstanding under the plan. The nominees for election as directors (other than Mr. Kennedy) had the following number of options outstanding under the plan: Philip G. Heasley 25,400 options and 5,466 restricted shares; and Susan E. Lester 7,800 options and 2,340 restricted shares. No associates of such directors, executive officers or nominees have received options under the plan. All employees as a group, excluding our executive officers and Mr. Swenson, had 2,837,584 options and 275,289 restricted shares outstanding under the plan.

The purpose of the omnibus plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The omnibus plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our shareholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock options and restricted stock are very effective in enabling us to attract and retain the talent critical to operate as a leading provider of integrated technology and outsourced services to the mortgage lending industry. We believe that stock ownership focuses our key employees on improving our performance, and helps to create a culture that encourages employees to think and act as shareholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.

We believe that our equity programs and our emphasis on employee stock are integral to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and shareholder returns. We believe that the omnibus plan will enable us to continue to align executive and shareholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the omnibus plan important to our future success.

Description of the Omnibus Plan

The complete text of the omnibus plan is set forth as Annex A hereto. The following is a summary of the material features of the omnibus plan and is qualified in its entirety by reference to Annex A.

Effective Date and Duration

If approved by our shareholders, the omnibus plan, as amended and restated, will become effective on May 19, 2011, and will authorize the granting of awards for up to ten years. The omnibus plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The omnibus plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the plan, the awards granted under the plan may be amended by the compensation committee of our board of directors at any time, provided that no such action to the plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under the NYSE’s listing standards or to comply with the securities laws may become effective without shareholder approval.

Administration of the Omnibus Plan

The omnibus plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the omnibus plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Omnibus Plan

Awards under the omnibus plan may be made in LPS common stock. The maximum number of shares with respect to which new awards may be granted under the plan is 18,700,000 (which includes 4,700,000 newly authorized shares and 2,657,486 shares which were previously authorized under the omnibus plan but not granted as of March 21, 2011). All of these shares may be issued pursuant to incentive stock options, and all of the shares are available for grants as full value awards.

If an award under the omnibus plan is canceled, forfeited, expires or otherwise terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus plan.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the omnibus plan.

In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the committee shall cause an equitable adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the omnibus plan, (ii) in the individual annual limitations on each type of award under the omnibus plan, and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per share results, and other terms and conditions of outstanding awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights.

Share Counting

The omnibus plan does not permit shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an award to be available for future grants under the plan, nor does it permit us to use the cash proceeds from option exercises to repurchase shares on the open market for reuse in the plan. Any SARs issued under the omnibus plan will be counted as one share issued regardless of whether the Company issues net shares to the participant.

Repricing

Neither LPS nor our compensation committee may (i) reduce the exercise price of outstanding options (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options and grant substitute options with a lower exercise price, or (iii) purchase outstanding underwater options from participants for cash.

Eligibility and Participation

Eligible participants include all employees, directors and consultants of LPS and our subsidiaries, as determined by the committee. Currently this group includes approximately 100 executives and other key employees, our six outside directors and one consultant.

Limitations on Awards under the Omnibus Plan

With respect to awards that are intended to meet the exception to the tax deduction limitations contained in Section 162(m) of the Internal Revenue Code, (i) the maximum number of our shares with respect to which stock options or SARs may be granted to any participant in any fiscal year is, with respect to each type of award, 4,000,000 shares; (ii) the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iii) the maximum number of our shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is, with respect to each type of award, $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vi) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the omnibus plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus plan.

Stock Options.  The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs, or a combination thereof under the omnibus plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of LPS or any subsidiary). Options will expire at such times, be in respect of such number of shares and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of LPS or any subsidiary).

The exercise price of options granted under the omnibus plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may also award dividend equivalent payments in connection with a stock option.

Stock Appreciation Rights.  SARs granted under the omnibus plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARs granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.

Restricted Stock.  Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.

Restricted Stock Units and Performance Shares.  RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the omnibus plan shall be at least equal to the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units.  Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards, although the dividend equivalents will only be paid if the performance units to which they relate are earned.

Other Cash and Stock-Based Awards.  Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program.

Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents.  Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Replacement Awards.  Replacement awards are awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income and/or earnings before interest, taxes, depreciation and amortization, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total shareholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. With respect to any awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the omnibus plan will become immediately exercisable (provided that the committee may also provide that these awards be immediately cashed out), any restriction imposed on restricted stock, RSUs and other awards granted under the omnibus plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” is defined as the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the minimum withholding obligation.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to options awarded under the omnibus plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant.  There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the omnibus plan.

Exercise.  The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with LPS. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition.  If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax.  Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income generally will not exceed the gain recognized for regular tax purposes.

Consequences to LPS

There are no federal income tax consequences to LPS by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under Section 83(b) of the Internal Revenue Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units and Other Awards

Restricted stock units and other awards granted under the omnibus plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the omnibus plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 86,344,646 shares of LPS common stock outstanding as of March 21, 2011. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares		Percent of
Name	Beneficially Owned		Class

Blackrock, Inc.	5,735,810	(1)	6.6%
Capital World Investors	11,670,500	(2)	13.5%

(1)	According to a Schedule 13G filed February 7, 2011, Blackrock, Inc., 40 East 52nd Street, New York, New York 10022, is deemed to be the beneficial owner of 5,735,810 shares as a result of various of its subsidiaries having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s shares. None of those subsidiaries is indicated as individually holding five percent or greater of the Company’s shares.

(2)	According to a Schedule 13G/A filed February 14, 2011, Capital World Investors, a division of Capital Research Management Company (“CRMC”), whose address is 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 11,670,500 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, of which only the American Funds Insurance Series — Growth Fund is indicated as holding more than five percent of the Company’s shares.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number		Percent
Name	Shares Owned		of Options(1)	Total	of Total

Jeffrey S. Carbiener	355,633		1,370,578	1,726,211	2.0%
Alvin R. (Pete) Carpenter	14,100		9,234	23,334	*
Thomas L. Schilling	45,800		—	45,800	*
John F. Farrell, Jr.	8,412		14,667	23,079	*
Philip G. Heasley	7,200		14,667	21,867	*
David K. Hunt	10,146	(2)	4,567	14,713	*
James K. Hunt	7,150		41,590	48,740	*
Lee A. Kennedy	102,207	(3)	138,334	240,541	*
Susan E. Lester	4,340		—	4,340	*
Daniel T. Scheuble	137,579		546,534	684,113	*
Francis K. Chan	60,019		255,500	315,519	*
Eric D. Swenson	119,576		692,111	811,687	*
All directors and officers (14 persons)**	898,338		2,614,437	3,512,775	4.0%

*	Represents less than 1% of our common stock.

**	Mr. Chan ceased to serve as an officer of the Company on October 28, 2010, and Mr. Swenson ceased to serve as an officer of the Company on March 31, 2011. Accordingly, shares and options held by them are not included in the holdings of all directors and officers as a group.

(1)	Represents shares subject to stock options that are exercisable on March 21, 2011 or become exercisable within 60 days of March 21, 2011. All of Mr. Chan’s options vested in connection with his departure from the Company in November 2010, and it is anticipated that all of Mr. Swenson’s options will vest in connection with his departure in April 2011. Accordingly, all options held by Messrs. Chan and Swenson are included in these amounts.

(2)	Included in this amount are 750 shares held by Mr. Hunt’s spouse.

(3)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010, about our common stock which may be issued under our omnibus plan, which is our only equity compensation plan:

Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price	Under Equity Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities Reflected in
Plan Category	Warrants and Rights(a)	Warrants and Rights	Column (a))(1)

Equity compensation plans approved by security holders	7,719,442	$33.06	2,719,428	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	7,719,442		2,719,428

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, the 2,719,428 shares remaining available for grant under the omnibus plan as of December 31, 2010 were also available for issuance in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with LPS	Age

Lee A. Kennedy	Executive Chairman of the Board	60
Jeffrey S. Carbiener	President and Chief Executive Officer	48
Thomas L. Schilling	Executive Vice President and Chief Financial Officer	48
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer	52
Parag Bhansali	Executive Vice President, Corporate Development	49
Todd C. Johnson	Executive Vice President, General Counsel and Corporate Secretary	45
Joseph M. Nackashi	Executive Vice President and Chief Information Officer	47
Christopher P. Breakiron	Senior Vice President and Chief Accounting Officer	44

Thomas L. Schilling has served as our Executive Vice President and Chief Financial Officer since October 2010. Prior to joining the Company, Mr. Schilling was with USA Mobility, Inc., a provider of paging products and other wireless services to the business, government and health care sectors, where he served as Chief Financial Officer from January 2005 until October 2010 and as Chief Operating Officer from October 2007 to October 2010. Prior to joining USA Mobility, Mr. Schilling served as the Chief Financial Officer of Cincinnati Bell, Inc. from 2002 to August 2003.

Daniel T. Scheuble served as our Executive Vice President and Co-Chief Operating Officer from the spin-off until March 31, 2011, at which time he became our sole Chief Operating Officer. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date. Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Parag Bhansali has served as our Executive Vice President of Corporate Development since April 2009. Prior to that, Mr. Bhansali served as our Senior Vice President of Investor Relations and Strategic Planning from February 2008 until April 2009. Before joining LPS in February 2008, Mr. Bhansali had served as Vice President of Finance of Rayonier Inc., a forest products company, since April 2000. Prior to that, Mr. Bhansali was with Covance Inc., a pharmaceutical research and drug development company, where he served in various positions including Vice President, Corporate Development and Strategy and Vice President, Investor Relations.

Todd C. Johnson has served as our Executive Vice President, General Counsel and Corporate Secretary since the spin-off. Prior to the spin-off date, he had served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also served as Assistant General Counsel and Corporate Secretary of old FNF from July 2003 until November 2006. Prior to joining old FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph M. Nackashi has served as our Executive Vice President and Chief Information Officer since the spin-off. Prior to the spin-off date, he had served as Senior Vice President and Chief Technology Officer of FIS since the merger with Certegy in February 2006. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of former FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from September 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

COMPENSATION DISCUSSION AND ANALYSIS
AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

LPS was able to demonstrate strong performance in 2010. We were able to grow our revenues to $2.46 billion in 2010, an increase 3.6% over the prior year. We were also able to expand our margins and generate strong free cash flow, which we put to use by continuing to pay down our debt and repurchasing 7.4 million shares, thereby allowing us to generate strong growth in our adjusted net earnings per share (GAAP net earnings adjusted for the impact of certain non-recurring adjustments, if applicable, plus the after-tax purchase price amortization of intangible assets added through acquisitions, divided by weighted average shares) for our shareholders.

LPS was able to produce these strong results despite facing extremely difficult conditions in both of our core markets in 2010. Origination volumes were down 23% compared to the prior year, and foreclosure starts were down 5% from 2009. In addition, the ongoing economic downturn, troubled housing market and industry foreclosure issues have resulted in increased scrutiny of all parties involved in the mortgage industry, including LPS, by governmental authorities, judges and the news media, among others.

One of the key factors enabling LPS to perform well in a difficult market like the one we experienced in 2010 is our ability to identify the market dynamics impacting our customers. Our positioning as a leading end-to-end technology and service provider to the mortgage industry allows us to capitalize on these dynamics and assist our customers. Examples of current market dynamics include pressure from increasing government regulation; the need to control costs while maintaining quality service; the demand for better risk management tools; the need for better transparency and quality in the loan origination process; and finally, the move towards centralization of processes to improve control. These dynamics give us the opportunity to execute on our growth strategies, and to assist our customers by increasing the usage and penetration of our solutions and services, expanding the usage and breadth of our technology platforms, and introducing new solutions and services through either internal development or acquisition. These core strategies are supplemented by our efforts to leverage our core competencies to selectively enter markets outside of our more traditional markets, such as our expansion into the local government technology space in 2010.

Management successfully executed on these strategies during 2010, which resulted in significant market share gains. For example, some of the largest companies in the mortgage industry have converted onto our Desktop system, a workflow management application designed to streamline and automate business processes. In all, we had more than $360 million in new sales wins and contract renewals during 2010. Management was able to produce these strong results despite the adverse market conditions discussed above.

Our named executive officers for 2010 are set forth below. In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation we provided to our named executive officers in 2010.

Name	Position

Lee A. Kennedy	Executive Chairman of the Board
Jeffrey S. Carbiener	President and Chief Executive Officer
Thomas L. Schilling	Executive Vice President and Chief Financial Officer*
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer**
Francis K. Chan	Executive Vice President and Chief Financial Officer*
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer**

*	Francis K. Chan ceased to serve as Executive Vice President and Chief Financial Officer, and as an officer of the Company, on October 28, 2010. On that date, our board appointed Thomas L. Schilling to serve as Executive Vice President and Chief Financial Officer.

**	Daniel T. Scheuble and Eric D. Swenson both served as Executive Vice President and Co-Chief Operating Officer until March 31, 2011. At that time, the board appointed Mr. Scheuble to serve as our sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as an officer of the Company.

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results. Retaining our key employees is also a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of the executives with those of our shareholders. We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for approving and monitoring the compensation of all our named executive officers. Jeffrey S. Carbiener, our President and Chief Executive Officer, plays an important role in determining executive compensation levels by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. These recommendations are based on a review of an executive’s performance and job responsibilities and potential future performance. Mr. Carbiener sometimes consults with Lee A. Kennedy, our Executive Chairman of the Board, when making these recommendations. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Mr. Carbiener and Mr. Kennedy do not make recommendations to the compensation committee with respect to their own compensation.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, LLC, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives and our board of directors. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services provided to the committee and does not provide other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

At the request of the compensation committee, Strategic Compensation Group gathered marketplace data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix. The compensation committee did not limit the consultant’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The committee also requested Strategic Compensation

Group to conduct an annual review of compensation of all of the Company’s executive officers, including the named executive officers, and of the Company’s board of directors, and to propose 2011 compensation amounts with alternatives for the committee to consider. As part of this process, the consultant is instructed to first provide its recommendations to David K. Hunt, the chairman of the compensation committee, and to Mr. Carbiener (other than with respect to Mr. Carbiener’s compensation). Mr. Carbiener has telephonic meetings with representatives of Strategic Compensation Group regarding the compensation of his direct reports (which includes the other named executive officers). Mr. Carbiener does not discuss his own compensation with the consultant. Strategic Compensation Group discusses Mr. Carbiener’s compensation only with the committee. Following its discussions with the committee chairman and Mr. Carbiener, Strategic Compensation Group presents its evaluation and proposals to the full committee.

At the direction of the compensation committee, members of management, including the Chief Financial Officer, the General Counsel, and the Assistant Corporate Secretary, assist Strategic Compensation Group to gather financial information about the Company and stock ownership information for the Company’s executives for inclusion in the consultant’s reports to the committee, and coordinate with the committee’s chairman and the representatives of Strategic Compensation Group in preparing the committee’s meeting agendas. The Chief Financial Officer also assists Strategic Compensation Group with the setting of performance targets for the Company’s incentive plans.

Strategic Compensation Group also assists the compensation committee in its review of the risks to the Company of its compensation policies and practices for all employees. The compensation committee may also give specific assignments to its consultant, or may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. For example, in 2010 the compensation committee requested that its consultant propose long term incentive awards for the Company’s executives to promote retention and continued Company growth following a significant loss in value of the executives’ outstanding equity, which was due largely to adverse conditions in the primary markets for the Company’s services. In addition, members of the compensation committee may have discussions with the consultant between meetings as specific questions arise.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include quantitative factors (such as financial performance) and qualitative factors (such as the executive’s individual performance, experience, knowledge, skills, level of responsibility and expected impact on the Company’s future success).

Of the factors referred to above, prior year financial performance is generally the most significant factor in the judgments of the compensation committee members and is considered the most significant measure of individual performance. In the case of Messrs. Kennedy, Carbiener and Chan, the overall financial performance of the Company in 2009 was the most important consideration when determining their compensation for 2010. In setting Mr. Kennedy’s 2010 compensation, the committee also considered the best way to maintain his focus on long-term planning and strategic decision-making in order to benefit the Company’s long-term goals and stock price. In determining Messrs. Scheuble’s and Swenson’s compensation for 2010, the compensation committee considered both the Company’s overall performance in 2009, as well as the performance of the business units each of those executives oversaw in 2009. Among the key financial performance metrics considered by the compensation committee in setting 2010 compensation levels were the Company’s pro-forma revenue growth, adjusted earnings per share, organic free cash flow compared to budgeted free cash flow, and proactive cash flow management and debt reduction measures undertaken. The other individual qualitative factors described above, such as the individual’s qualitative performance, experience and expected impact on future success, were also considered.

At that time, each of the named executive officers was considered to be performing his job satisfactorily and consistently with the compensation committee’s expectations.

To assist the compensation committee in determining 2010 compensation levels, Strategic Compensation Group gathered for the committee’s consideration marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Compensation Group used two different marketplace data sources: (1) marketplace surveys, and (2) a study group of 18 publicly-traded companies.

The marketplace surveys include a general executive compensation survey prepared by Towers Perrin that contains compensation data for 337 companies, and a survey of approximately 60 publicly traded companies in the same general industry as us within a revenue range of $2.2 billion to $3.2 billion. The Towers Perrin survey contains compensation data relating to base salary, annual incentive and equity compensation (as well as a total of these three components) on a position-by-position basis. The Compensation Committee reviewed the Towers Perrin survey information for the positions that the Company’s named executive officers hold, and applied a formula contained in the survey that allows for the adjustment of the survey’s compensation amounts to take into account differences in revenues between the survey companies and the Company. The Compensation Committee also reviewed the general survey of publicly traded companies in the same general industry as the Company with a revenue range of $2.2 billion to $3.2 billion for compensation levels with respect to base salary, annual incentives, equity compensation, pension, deferred compensation, and the total of the foregoing, as well as pay mix, on a position-by-position basis (and with respect to Mr. Kennedy, limited their review to such companies with a separate executive chairman position). Strategic Compensation Group provided information to the compensation committee on the 50th and 75th percentile levels of total compensation (consisting of salary, target annual incentive and equity grants) for these two marketplace surveys.

The study group of 18 publicly traded companies included:

•	Adobe Systems Incorporated

•	Alliance Data Systems Corp.

•	Autodesk, Inc.

•	BMC Software, Inc.

•	Broadridge Financial Solutions, Inc.

•	CA, Inc.

•	Cognizant Technology Solutions Corporation

•	Convergys Corporation

•	DST Systems, Inc.

•	Equifax Inc.

•	Fiserv, Inc.

•	Global Payments Inc.

•	Intuit Inc.

•	Iron Mountain Inc.

•	Paychex, Inc.

•	Perot Systems Corporation

•	TeleTech Holdings, Inc.

•	Total System Services, Inc.

These companies are in the same general industry as us, and had a revenue range of $1.4 billion to $4.7 billion, and a median revenue of $2.3 billion. In identifying the study group, which was approved by the compensation committee, Strategic Compensation Group looked at companies that were publicly traded in 2009 that had comparable annual revenues and a similar industry focus, including companies that compete with us for revenues and/or key employees.

The compensation committee reviewed the compensation data for this study group when considering the compensation levels and pay mix of the Company’s named executive officers other than Mr. Kennedy. The study group was not reviewed in connection with Mr. Kennedy’s compensation because these companies did not generate enough data with respect to the position of a separate executive chairman. Strategic Compensation Group provided information to the committee on the 50th, 75th and 90th percentile levels of total compensation (consisting of salary, target annual incentive, equity grant, pension and deferred compensation) in this group of 18 companies for each named executive officer’s position (other than Mr. Kennedy).

Mr. Carbiener’s total compensation level in 2010 was slightly above the 75th percentile of the study group. Mr. Schilling’s total compensation level in 2010, which includes the retention grant of restricted shares described below, was between the 50th and 75th percentiles of the study group. Messrs. Scheuble’s and Swenson’s total compensation levels in 2010 were above the 75th percentile as a result of the November 2010 restricted stock awards described below. Excluding the November 2010 restricted stock awards, Messrs. Schueble’s and Swenson’s total compensation levels in 2010 were slightly below the 75th percentile of the study group. Finally, Mr. Chan’s total compensation level was near the 50th percentile of the study group.

The compensation committee considered all of this compensation data in making its compensation decisions in 2010. While its ultimate compensation decisions were subjective judgments, it reviewed this data to assess whether the named executive officers’ proposed compensation was within a “market” range of compensation. The committee also used the compensation data in its determination of the size of the named executive officers’ equity awards and in decisions relating to base salary changes.

The compensation committee also considers corporate governance principles, and tax and other rules and regulations in making executive compensation decisions. The compensation committee’s decisions are not formulaic and the members of the committee are not required to assign precise weights to the different factors considered in reaching their individual and collective business judgments to approve compensation.

Allocation of Total Compensation for 2010

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some limited perquisites. These benefits and perquisites are described later. The compensation committee generally allocates our executive officers’ compensation based on the committee’s determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, as well as each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2010, our named executive officers’ compensation was allocated among annual salary, target annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our shareholders. Consequently, for 2010, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and restricted stock. In addition, when allocating Mr. Kennedy’s compensation among base salary and annual and long-term incentives, our compensation committee considered that he is not employed exclusively by us. Specifically, because Mr. Kennedy did not dedicate 100% of his time on a day-to-day basis to LPS matters, our compensation committee allocated a smaller portion of his annual compensation to the cash components of base salary and performance-based annual incentives. Rather, because of his unique experience and his focus as Executive Chairman on our long-term strategy and success, our compensation committee heavily weighted Mr. Kennedy’s compensation toward at-risk, performance-based long-term incentive opportunities. As a result of these considerations, target performance-based incentive compensation comprised 80% to 90% of total target compensation for each of our named executive officers in 2010. The compensation committee found this range to be appropriate after consideration of the factors described above.

2010 Executive Compensation Components

For 2010, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and other benefits, as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2010 compensation programs.

Base Salary

Our compensation committee seeks to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to perform consistently at a high level. However, base salary is a relatively small component of the total compensation package, as the committee’s emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions.

In March 2010, the compensation committee conducted its annual review of our executives’ (other than Mr. Schilling) base salaries. In reviewing base salaries, the committee considered each executive’s performance in 2009, level of responsibility and ability to impact our future success, as well as the marketplace data discussed above. The committee determined to increase Mr. Carbiener’s base salary by $30,000 after considering his responsibility for the Company’s overall direction and strategy and the challenges he would face as chief executive in light of the likelihood of difficult market conditions and increasing regulatory scrutiny in 2010. The compensation committee determined to increase Mr. Scheuble’s base salary by $30,000 after noting that his role as Co-Chief Operating Officer had grown to include business units he had not overseen in 2009. The committee approved an increase of $14,000 to Mr. Swenson’s base salary after considering his level of responsibility and the performance of the business units for which he had responsibility in 2009.

The compensation committee did not adjust Mr. Chan’s salary in 2010 after considering that Mr. Chan had received a significant increase in base salary in 2009 in order to bring his total compensation more in line with the marketplace data provided by Strategic Compensation Group and that Mr. Chan’s level of responsibility had not materially changed in 2010. The committee did not increase Mr. Kennedy’s base salary in 2010 because Mr. Kennedy’s salary had been set in September 2009 and the committee believed that it was still appropriate, and because the committee believed Mr. Kennedy’s compensation should be weighted more heavily toward long-term equity incentives and less toward short-term incentives and salary in order to encourage his focus on long-term planning and strategic decision-making.

In October 2010, Mr. Schilling replaced Mr. Chan as our Executive Vice President and Chief Financial Officer. In establishing Mr. Schilling’s salary, the committee considered Mr. Schilling’s considerable financial and operational management experience, including his experience in the role of chief financial officer, his expected contributions to the Company, as well as the marketplace data discussed above.

Annual Performance-Based Cash Incentive

Generally, we will award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. The annual incentives are provided to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2010, annual incentive award targets were established by the compensation committee as described above for our named executive officers other than Mr. Schilling as a percentage of the individual’s base salary. Our named executive officers’ annual incentive targets, other than Mr. Carbiener’s, were set in accordance with their respective employment agreements, which are described below. Mr. Kennedy’s target was 100% of base salary, Messrs. Scheuble’s and Swenson’s targets were 125% of their respective base salaries, and Mr. Chan’s target was 100% of base salary. In setting the targets in our executives’ employment agreements, the committee considered the executive’s position within our organization, level of responsibility and ability to impact company-wide performance and create long-term shareholder value. The compensation committee increased Mr. Carbiener’s annual incentive target from 150% of base salary in 2009 to 165% of base salary in 2010 after considering his responsibility for the overall direction and strategy of the Company and the challenges he would face as chief executive in light of the likelihood of difficult market conditions and increasing regulatory scrutiny in 2010.

The committee set Mr. Schilling’s annual incentive target for 2010 in connection with him joining the Company in October 2010. Mr. Schilling’s target was set at 100% of base salary, and he was eligible to receive a bonus for the full year 2010 (rather than a bonus prorated for the portion of the year he was an LPS executive), each in accordance with his employment agreement. In setting the target and terms of Mr. Schilling’s 2010 annual incentive eligibility, the compensation committee considered his considerable experience in financial and operational management, the anticipated bonus he would likely have received had he remained with his previous employer, and the marketplace data discussed above.

Actual payout under the annual incentive plan can range from one-half to two times the target incentive opportunity, depending on achievement of the pre-established goals described below. However, no annual incentive payments may be paid to an executive officer if the minimum performance levels set by the compensation committee are not met. Minimum performance levels were established to challenge executive officers while providing reasonable opportunities for achievement. Maximum performance levels were established to encourage performance beyond the target levels while placing limits on the annual incentive awards to avoid excessive compensation. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2010, our compensation committee also established performance goals for 2010 relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, objective quantitative measures, and the determination of the amount by which the Company’s results met or exceeded the targets was objective and based on actual results. Annual incentive awards for 2010 for the Company’s named executive officers were based on meeting the following objectives:

	Weight	Threshold	Target	Maximum
		(in millions)	(in millions)	(in millions)

Revenue	40%	$2,561.0	$2,619.0	$2,669.0
Adjusted net earnings	40%	$331.0	$345.0	$359.1
Free cash flow	20%	$338.0	$350.0	$362.0

Our compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts. In addition, in the event that our 2010 adjusted net earnings fell short of the adjusted net earnings threshold set by the committee of $331.0 million, the committee had discretion to reduce the executives’ awards under the annual incentive plan to zero regardless of our 2010 revenue and free cash flow results.

These three measures are key measures in evaluating the performance of our business. Revenue was selected as a performance goal with the intent of focusing our executives on achieving our revenue growth objectives. The committee believes that revenue is an important measure of financial success that is clearly understood by both our executives and our shareholders. Adjusted net earnings (net earnings adjusted for the impact of certain non-recurring adjustments, if applicable, plus the after-tax purchase price amortization of intangible assets added through acquisitions) and adjusted free cash flow (net cash provided by operating activities less additions to property, equipment and computer software, as well as non-recurring adjustments, if applicable) were selected because they measure our operating strength and management’s ability to operate the Company efficiently.

In approving the performance goals for 2010, the committee determined that final calculations would be subject to adjustment for federal and state regulatory actions, acquisitions, divestitures, major restructuring charges, significant changes in revenue mix and non-budgeted discontinued operations. The compensation committee noted that the performance goals assumed a 15% increase in foreclosure starts in 2010. After considering the uncertainty facing the Company, particularly with respect to the increased likelihood that the government would take actions to slow foreclosure volumes in order to mitigate the ongoing downturns in the housing market and the economy, the compensation committee approved an adjustment to the threshold goals in the event that the year-over-year increase in industry wide foreclosure starts in 2010 was 10% or less due to governmental actions. The committee determined that, for every 1% that the year-over-year increase in industry wide foreclosure starts in 2010 was below 11%, the revenue threshold would be reduced by $11.4 million, and the adjusted net earnings and free cash flow thresholds would each be reduced by $1.7 million.

In 2010, foreclosure starts decreased 8.7% from the previous year due to governmental actions, resulting in an adjustment factor of 18.7%. As a result, the threshold performance goal for revenue was adjusted downward by $213.7 million to $2,347.3 million, the threshold performance goal for adjusted net earnings was adjusted downward by $31.9 million to $299.1 million, and the threshold goal for free cash flow was adjusted downward by $31.9 million to $306.1 million.

In 2010, LPS had actual revenue of $2,456.3 million, adjusted net earnings of $317.7 million, and free cash flow of $340.4 million. However, in determining the achievement of its 2010 performance goals under the annual incentive plan, LPS increased its adjusted net earnings and free cash flow, net of tax, by $2.6 million and $1.5 million, respectively, to exclude the impact of the separation payments made to Mr. Chan in connection with his departure from the Company, which are described below under “Potential Payments Upon Termination or Change in Control — Actual Payments Upon Termination of Employment.” Accordingly, for purposes of determining the achievement of its 2010 performance goals under the annual incentive plan, LPS revenue, adjusted net earnings and free cash flow (as adjusted as described above) were $2,456.3 million, $320.4 million and $342.0 million, respectively. As a result, the threshold (as adjusted for the impact of governmental actions on foreclosure starts) was exceeded for each objective, but the target was not met, and the named executive officers received approximately 75.5% of the target amount of annual performance-based cash compensation. The annual incentive amounts earned under the annual incentive plan were approved by our compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Without taking into consideration the above-described adjustments to our adjusted net earnings and free cash flow results, LPS’s results relating to the 2010 performance goals exceeded the threshold level (as adjusted for the impact of governmental actions on foreclosure starts), but did not meet the target level, with respect to each of the objectives and the incentive awards earned by its named executive officers would have been slightly lower.

Long-Term Equity Incentive Awards

We use our Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or the omnibus plan, for long-term incentive awards. Our long-term incentive awards are generally made to management-level employees, including our executives, who have an ability to impact our long-term results. All long-term incentive awards made under the omnibus plan are approved by the compensation committee. Generally, the committee will consider annual long-term incentive awards in the second quarter of each year, although the committee may make grants with respect to new hires or promotions, in recognition of special achievements or for retention purposes at any time. The compensation committee regularly reviews the dilutive impact of our long-term incentive awards on our shareholders.

Awards under the omnibus plan are granted on the date they are approved by the committee, and the exercise price for stock options awarded under the omnibus plan is the closing price of our common stock on the NYSE on the date of grant. The omnibus plan does not permit us to amend the terms of previously granted options to reduce the exercise price per share (except in the case of certain equity restructurings or other changes in our capitalization) or to cancel outstanding options and grant substitute options with a lower exercise price per share. Moreover, the omnibus plan does not permit us to purchase outstanding underwater options from participants for cash. A description of the omnibus plan can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

In March 2010, our compensation committee adopted several new policies with respect to our long-term incentive awards. First, the committee approved a policy that our annual stock option and restricted stock awards will utilize a vesting schedule of not less than three years. Second, the committee adopted a policy that dividends on restricted shares granted in the future will be accrued during the restricted period, and will be paid only if and when the restricted shares vest. Finally, our compensation committee also approved a mandatory holding period of six months following vesting for one-half of the shares of our common stock acquired by our named executive officers through a restricted share grant.

In 2010, we used a combination of nonqualified stock options and restricted stock to provide long-term incentives to our executive officers. Our compensation committee believes stock options and restricted stock assist in its goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders, and should constitute a significant portion of our named executive officers’ total compensation. We also believe these awards aid in retention, because the executive must remain with us until the awards fully vest.

In May 2010, our compensation committee approved grants of nonqualified stock options and performance-based restricted stock to each of our named executive officers, other than Mr. Schilling, pursuant to the omnibus plan. In determining the specific amount of equity to be granted to the Company’s named executive officers in 2010, the compensation committee considered quantitative factors (such as financial performance) and qualitative factors (such as the executive’s individual performance, experience, knowledge, skills, level of responsibility and expected impact on the Company’s future success). The committee also considered the marketplace data described above. As is the case when considering overall executive compensation, the committee generally considers prior year financial performance to be the most significant factor in determining the specific amount of equity to be granted to each named executive officer, and weights considerations related to qualitative performance, experience and expected impact on future success less heavily. However, the compensation decisions are not formulaic and the members of the compensation committee are not required to assign precise weights to the different factors considered in reaching their individual and collective business judgment to approve long-term incentive awards.

Specifically, for Messrs. Kennedy, Carbiener, Scheuble, Swenson and Chan, the committee considered marketplace data, financial performance as a measure of individual performance and individual qualitative factors such as those described in the section above titled “Establishing Executive Compensation Levels.” The grants awarded in May 2010 to Mr. Carbiener were between the 75th and 90th percentiles of grants to comparable officers in the study group; the grants awarded in May 2010 to Messrs. Scheuble and Swenson had dollar values that were slightly above the 75th percentiles of grants to comparable officers in the study group; and the grants awarded to Messrs. Kennedy and Chan in May 2010 were between the 50th and 75th percentiles of the grants to comparable officers in the study group. As described in “Establishing Executive Compensation Levels” above, Mr. Kennedy’s compensation was more heavily weighted toward equity and less to salary and annual incentives, and the committee considered the fact that he does not dedicate 100% of his time to LPS matters. As stated above, the marketplace data was not used as a target but rather as a point of reference in making compensation judgments.

The stock options awarded by the committee in May 2010 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2010 vests proportionately each year over three years based on the executive’s continued employment with us. However, in order for the any of the performance-based restricted shares to vest, the Company must achieve $100 million in market share gain during any 12-month period between April 1, 2010 and December 31, 2011. Market share gain is determined based upon internal and external sources, and is calculated using the same methodology used to determine the Company’s market share for purposes of its strategic plan. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for six months following vesting. Further details concerning the stock option and restricted stock awards made to our named executive officers in 2010, including the number of options and restricted shares awarded and the exercise price of the options, are provided in the Grants of Plan-Based Awards table and the related footnotes.

In October 2010, the compensation committee approved grants of nonqualified stock options and performance-based restricted stock as an annual long-term incentive award in connection with Mr. Schilling joining the Company as our Executive Vice President and Chief Financial Officer. The stock options have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The performance-based restricted stock carries the same terms as the performance-based restricted stock granted to our executives in May 2010, except that the performance period runs from October 1, 2010 through June 30, 2012. The committee also approved a retention grant of restricted shares to Mr. Schilling, of which 40% will vest on the first anniversary of the date of grant and the remaining 60% will vest on the second anniversary of the date of grant. In considering the long-term incentive awards to be made to Mr. Schilling in 2010, the committee considered Mr. Schilling’s considerable financial and operational management experience, including his experience in the role of chief financial officer, his anticipated contributions to the Company, as well as the marketplace data discussed above.

As discussed above, LPS faced extremely difficult market conditions in 2010, including a 23% decline in market origination volumes and a 5% decline in foreclosure starts. In addition, the ongoing economic downturn and troubled housing market have resulted in increased scrutiny of all parties involved in the mortgage industry, including LPS, by governmental authorities, judges and the news media, among others. These combined factors contributed to a significant decline in the market price for our stock in 2010, which resulted in, among other things, a significant decrease in the value of the stock options and restricted stock held by our executives. Many of the stock options held by our executives, including awards that were granted by FIS prior to the spin-off and were converted into LPS awards, are underwater. However, despite the difficult market conditions, management continued to perform well and to generate strong results for our shareholders, including revenue growth of 3.6% over the prior year, expansion of margins, strong free cash flow which we used to repurchase shares and grow our adjusted net earnings per share, and significant market share gains.

In November 2010, after considering the significant decrease in the value of our executives’ outstanding long-term incentive awards and the correlating decrease in the intended retention quality of those awards, our compensation committee determined to award performance-based restricted stock to certain of our operational executives, including Messrs. Scheuble and Swenson. In order to encourage retention, and subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock vests in its entirety two years from the date of grant. However, in order to encourage continued strong performance, the committee determined that the Company must achieve $100 million in market share gain between January 1, 2011 and December 31, 2011 in order for any of the performance-based restricted shares to vest. Mr. Chan did not receive an award at this time because he had already departed the Company, and Mr. Schilling did not receive a November 2010 award because he had received a retention-based restricted stock grant in connection with joining the Company in October 2010. Because the November 2010 awards were designed to encourage retention and performance for certain executives who are directly involved in the day-to-day operation of our businesses, the committee determined in November 2010 to defer consideration of a performance-based restricted stock grant aimed at retention for Messrs. Kennedy and Carbiener, who are less directly involved in the day-to-day operation of our businesses and are more responsible for the overall management and strategic direction of our businesses, until a later date.

Subsequently, in February 2011, the compensation committee determined to make similar awards to Messrs. Kennedy and Carbiener. The committee approved the February 2011 awards after considering the important roles Messrs. Kennedy and Carbiener play in overseeing the management of the Company and its strategic direction, and the importance of those roles in the current challenging economic and political environment. The February 2011 performance-based restricted stock awards contain substantially the same terms as those awarded in November 2010, including with respect to the performance period which runs from January 1, 2011 through December 31, 2011.

Further details concerning the stock option and restricted stock awards made to our named executive officers in 2010, including the number of options and restricted shares awarded and the exercise price of the options, are provided in the Grants of Plan-Based Awards table and the related footnotes. Mr. Kennedy was granted 28,000 performance-based restricted shares and Mr. Carbiener was granted 50,000 performance-based restricted shares in February 2011.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan (the “ESPP”). In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. Mr. Carbiener also continues to participate in the LPS split dollar plan and the LPS special plan, which are described below.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

Following the spin-off, Mr. Carbiener retained death benefits under the FIS Executive Life and Supplemental Retirement Benefit Plan, which obligations we subsequently assumed solely with respect to Mr. Carbiener. We refer to this plan as the “LPS split dollar plan.” The purpose of the LPS split dollar plan is to reward executives for their service to the company and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. However, as a result of amendments made to the plan to comply with applicable law resulting from the Sarbanes-Oxley Act of 2002, the LPS split dollar plan does not provide Mr. Carbiener with a deferred cash accumulation benefit.

Prior to the spin-off, to replace the lost cash accumulation benefits, FIS adopted the FIS Special Supplemental Executive Retirement Plan. Following the spin-off, we assumed the obligations under this plan with respect to Mr. Carbiener, which we refer to as the “LPS special plan.” The LPS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Mr. Carbiener’s continuing benefits under the LPS special plan, as well as the material terms of the LPS special plan and the LPS split dollar plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative. Mr. Carbiener is the only participant in both the LPS split dollar plan and the LPS special plan, and we do not maintain any other supplemental plans.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2010). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Mr. Chan is the only named executive officer who has deferred compensation under the plan. A description of the plan and information regarding Mr. Chan’s deferrals under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. The ESPP was approved by FIS, as our former parent, prior to the spin-off.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2010, the perquisites enjoyed by our executive officers in 2010 were personal use of corporate airplane and a financial and tax planning benefit of up to $15,000. In utilizing the financial and tax planning benefit, which was approved by our compensation committee in order to assist our executives with the difficulties of devoting sufficient time to fulfill their job responsibilities while successfully dealing with their personal financial issues, an executive may use a provider with which the Company has negotiated rates, or a provider of their own choosing. The compensation committee regularly reviews the perquisites provided to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2010 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination scenarios. A description of the material terms of Messrs. Kennedy’s, Carbiener’s, Schilling’s, Scheuble’s and Swenson’s employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

In May 2009, our compensation committee adopted a policy stating that we will not enter into future new employment agreements, or materially amended employment agreements, with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. In December 2009, we entered into amended and restated employment agreements with each of Messrs. Carbiener,

Chan, Scheuble and Swenson that, among other things, eliminated the provisions in their respective employment agreements that provided for a tax gross-up. Messrs. Kennedy’s and Schilling’s employment agreements, which we entered into in March 2010 and October 2010, respectively, do not include a tax gross-up provision.

On October 28, 2010, our board of directors elected Thomas L. Schilling to serve as our Executive Vice President and Chief Financial Officer. Our board appointed Mr. Schilling to this position after considering his extensive experience in financial and operational management, including business development. The board believed that Mr. Schilling’s experience and skills would enhance management’s ability to balance the creativity needed to drive new sales, new product development, and new business opportunities against the appropriate financial discipline in order to maximize margins and cash flows. As a result of the board’s decision to elect Mr. Schilling to this role, Francis K. Chan ceased to serve as our Executive Vice President and Chief Financial Officer on October 28, 2010, and departed the Company on November 21, 2010. Mr. Chan will continue to serve as a consultant to the Company in connection with special projects until November 21, 2011. For a description of the termination payments made to Mr. Chan and the treatment of Mr. Chan’s stock option and restricted stock awards with respect to his departure, see “Potential Payments Upon Termination or Change in Control — Actual Payments Upon Termination of Employment.”

Subsequently, on March 31, 2011, after considering the challenges facing the Company with respect to ongoing difficult market conditions and increased governmental, regulatory and media scrutiny, the board determined that the Company’s businesses would be best served by uniting them under one chief operating officer in order to promote a more cohesive operational direction and strategy. As a result, on March 31, 2011, the board appointed Daniel T. Scheuble as the Company’s sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as Executive Vice President and Co-Chief Operating Officer. It is anticipated that Mr. Swenson will depart the Company on April 30, 2011. For a description of the termination payments anticipated to be made to Mr. Swenson and the treatment of Mr. Swenson’s stock option and restricted stock awards with respect to his departure, see “Potential Payments Upon Termination or Change in Control — Actual Payments Upon Termination of Employment.”

Stock Ownership Guidelines

We established formal stock ownership guidelines in August 2008 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for an executive or director to reach the ownership multiple within four years. Shares of restricted stock and unrealized gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Minimum
Position	Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

As of December 31, 2010, each of our named executive officers met the requirements of the stock ownership guidelines. The compensation committee may consider the guidelines and an executive’s satisfaction of such guidelines in determining executive compensation.

Executive Compensation Recoupment

In the event of a material restatement of our financial results, our board of directors will review the facts and circumstances that led to the restatement and will take such action as it may deem appropriate. The board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that, based upon the restatement, were not actually achieved. The board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the board might take against a particular executive officer in such an event, depending on all facts and circumstances as determined during its review, include the pursuit of recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated, disciplinary actions (up to and including termination), and/or the pursuit of other available remedies. In order to better protect the Company in such circumstances, our compensation committee included in our 2010 and 2011 annual incentive programs the ability to recoup an executive’s bonus upon a finding of fraud, a restatement of results, or in the event of certain errors or omissions.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and omnibus plan. Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

All non-qualified pension and other benefits have been modified to be in full compliance with the American Jobs Creation Act of 2004, which imposes tax penalties unless the form and timing of distributions are fixed to eliminate executive and company discretion.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David K. Hunt, Chairman
Alvin R. (Pete) Carpenter
Philip G. Heasley
James K. Hunt

Executive Compensation

The following table sets forth information concerning the 2010, 2009 and 2008 cash and non-cash compensation awarded to or earned by our named executive officers. The 2008 compensation for Mr. Kennedy is not shown because he was a non-employee director prior to September 15, 2009. The information in this table includes compensation earned by the individuals for services to LPS, or to FIS while LPS was still an operating segment of FIS. The amounts we report for 2008 reflect all of the compensation paid by FIS, whether or not allocable to services provided to us. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
						Non-Equity	Pension
						Incentive	Value and
						Plan	Nonqualified
				Stock	Option	Compensation	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings	($)(6)	($)

Lee A. Kennedy	2010	250,000	—	1,140,578	1,173,960	188,693	—	28,347	2,781,578
Executive Chairman of	2009	72,917	100,000	1,134,800	1,203,529	500,000	—	59,420	3,070,665
the Board
Jeffrey S. Carbiener	2010	880,000	—	3,144,180	3,228,390	1,095,929	—	81,194	8,429,693
President and Chief	2009	850,000	—	3,205,810	3,361,581	2,550,000	—	74,176	10,041,567
Executive Officer	2008	660,833	85,000	3,004,208	2,138,050	2,040,893	—	33,698	7,962,682
Thomas L. Schilling*	2010	79,167	—	1,122,000	648,341	358,517	—	23	2,208,048
Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	2010	545,000	—	2,013,158	1,173,960	514,189	—	59,985	4,306,192
Executive Vice President	2009	515,000	—	1,191,540	1,245,030	1,287,500	—	65,156	4,304,226
and Chief Operating	2008	466,094	49,000	1,281,501	855,220	980,429	—	47,136	3,679,380
Officer**
Eric D. Swenson	2010	560,000	—	2,013,158	1,173,960	528,341	—	88,196	4,363,655
Executive Vice President	2009	544,500	—	1,191,540	1,245,030	1,365,000	—	73,461	4,419,531
and Co-Chief Operating	2008	516,823	54,000	1,312,492	855,220	1,080,473	—	58,940	3,877,948
Officer**
Francis K. Chan*	2010	386,923	—	502,346	510,890	268,832	—	2,497,949	4,166,940
Executive Vice President	2009	400,000	—	680,880	722,117	800,000	—	43,318	2,646,315
and Chief Financial Officer	2008	332,520	35,000	592,300	427,610	560,245	—	29,648	1,977,322

*	Francis K. Chan ceased to serve as Executive Vice President and Chief Financial Officer, and as an officer of the Company, on October 28, 2010. On that date, our board appointed Thomas L. Schilling to serve as Executive Vice President and Chief Financial Officer.

**	Daniel T. Scheuble and Eric D. Swenson both served as Executive Vice President and Co-Chief Operating Officer until March 31, 2011. At that time, the board appointed Mr. Scheuble to serve as our sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as an officer of the Company.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plan.

(2)	With respect to Mr. Kennedy, reflects a one-time discretionary bonus paid in 2009 in recognition of the additional responsibilities he would assume in his role of Executive Chairman of the Board. With respect to all other named executive officers, represents a discretionary bonus paid in 2009 in recognition of the Company’s performance in 2008 with respect to free cash flow, in recognition of the success of the spin-off and to encourage continued success in 2009.

(3)	Represents the aggregate grant date fair value of restricted stock awards granted by LPS in fiscal years 2010 and 2009, and by LPS and FIS in fiscal year 2008, computed in accordance with FASB ASC Topic 718. Grant date fair value is equal to the market value of our shares of common stock on the date of grant. In connection with Mr. Chan’s departure from the Company, 21,000 shares of restricted stock, which represented all restricted stock held by Mr. Chan that was not subject to performance-based vesting criteria, vested pursuant to his employment agreement. There was no incremental fair value associated with the vesting of Mr. Chan’s restricted shares.

(4)	Represents the aggregate grant date fair value of stock option awards granted by LPS in fiscal years 2010 and 2009, and by LPS and FIS in fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2011. In connection with Mr. Chan’s departure from the Company, 143,116 options, which represented all of the unvested stock options held by

Mr. Chan, vested pursuant to his employment agreement. There was no incremental fair value associated with the vesting of Mr. Chan’s options.

(5)	Represents amounts paid pursuant to our annual incentive plan which were earned in 2010 and paid in 2011, earned in 2009 and paid in 2010, and earned in 2008 and paid in 2009. With respect to Mr. Chan, the 2010 amount represents a prorated annual bonus payment for the portion of the year during which he was an LPS employee.

(6)	Amounts shown for 2010 include matching contributions to our 401(k) plan and employee stock purchase plan; dividends paid on restricted stock; life insurance premiums paid by LPS; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane (which is calculated based upon the per seat hourly cost of operating the airplane and the number of hours of personal usage by the executive); and a financial and tax planning benefit (including a gross up for taxes). In addition, includes the cash termination payment made to Mr. Chan pursuant to his employment agreement in connection with his departure from the Company.

	Kennedy	Carbiener	Schilling	Scheuble	Swenson	Chan

401(k) Matching Contributions	$3,678	$7,350	$—	$7,350	$7,350	$7,350
ESPP Matching Contributions	—	—	—	33,738	40,725	29,062
Restricted Stock Dividends	8,340	49,051	—	18,690	18,702	8,127
Life Insurance Premiums	594	135	23	207	207	83
Dividends from Split Dollar Plan	—	8,922	—	—	—	—
Personal Airplane Use	—	—	—	—	5,476	—
Financial and Tax Planning Benefit	15,735	15,736	—	—	15,736	13,250
Termination Payment	—	—	—	—	—	2,440,077

Grants of Plan-Based Awards

The following table sets forth information concerning long-term incentive awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2010, and (iii) non-equity incentive plan awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2010.

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	or Base	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
		Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($)	($)(5)

Lee A. Kennedy	5/10/2010	—	—	—	—	31,560	—	—	—	—	1,140,578
	5/10/2010	—	—	—	—	—	—	—	108,000	36.14	1,173,960
	N/A	125,000	250,000	500,000	—	—	—	—	—	—	—
Jeffrey S. Carbiener	5/10/2010	—	—	—	—	87,000	—	—	—	—	3,144,180
	5/10/2010	—	—	—	—	—	—	—	297,000	36.14	3,228,390
	N/A	726,000	1,452,000	2,904,000	—	—	—	—	—	—	—
Thomas L. Schilling	10/28/2010	—	—	—	—	—	—	14,800	—	—	407,000
	10/28/2010	—	—	—	—	26,000	—	—	—	—	715,000
	10/28/2010	—	—	—	—	—	—	—	86,000	27.50	648,341
	N/A	237,500	475,000	950,000	—	—	—	—	—	—	—
Daniel T. Scheuble	5/10/2010	—	—	—	—	31,560	—	—	—	—	1,140,578
	5/10/2010	—	—	—	—	—	—	—	108,000	36.14	1,173,960
	11/29/2010	—	—	—	—	28,000	—	—	—	—	872,480
	N/A	340,625	681,250	1,362,500	—	—	—	—	—	—	—
Eric D. Swenson	5/10/2010	—	—	—	—	31,560	—	—	—	—	1,140,578
	5/10/2010	—	—	—	—	—	—	—	108,000	36.14	1,173,960
	11/29/2010	—	—	—	—	28,000	—	—	—	—	872,480
	N/A	350,000	700,000	1,400,000	—	—	—	—	—	—	—
Francis K. Chan	5/10/2010	—	—	—	—	13,900	—	—	—	—	502,346
	5/10/2010	—	—	—	—	—	—	—	47,000	36.14	510,890
	N/A	200,000	400,000	800,000	—	—	—	—	—	—	—

(1)	The amounts shown in the Threshold column reflect the minimum payment level under the LPS annual incentive plan, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount.

(2)	With respect to Messrs. Kennedy, Carbiener, Scheuble, Swenson and Chan, amounts reflect the number of shares of performance-based restricted stock granted under the omnibus plan on May 10, 2010, which vest ratably over three years on the anniversary of the date of grant, subject to the achievement of $100 million of market share gain during any 12-month period between April 1, 2010 and December 31, 2011. In addition, amounts for Messrs. Scheuble and Swenson reflect the number of shares of performance-based restricted stock granted under the omnibus plan on November 29, 2010, which vest on the second anniversary of the date of grant, subject to the achievement of $100 million of market share gain between January 1, 2011 and December 31, 2011. With respect to Mr. Schilling, amounts reflect the number of performance-based restricted stock granted under the omnibus plan on October 28, 2010, which vest ratably over three years on the anniversary of the date of grant, subject to the achievement of $100 million of market share gain during any 12-month period between October 1, 2010 and June 30, 2012. There are no threshold or maximum levels for any of these awards.

(3)	Amount reflects restricted stock granted on October 28, 2010 to Mr. Schilling, 40% of which vests on the first anniversary of the date of grant with the remaining 60% vesting on the second anniversary of the date of grant.

(4)	Amounts reflect the number of stock options granted under the omnibus plan to Messrs. Kennedy, Carbiener, Scheuble, Swenson and Chan on May 10, 2010, and to Mr. Schilling on October 28, 2010. The options vest ratably over three years on the anniversary of the date of grant.

(5)	The grant date fair value of the options granted on May 10, 2010 was determined based upon a grant date fair value per option of $10.87. The grant date fair value of the shares of restricted stock granted on May 10, 2010 was determined based upon the closing price of $36.14 per share on the date of grant. The grant date fair value of the options granted on October 28, 2010 was determined based upon a grant date fair value per option of

$7.54. The grant date fair value of the shares of restricted stock granted on October 28, 2010 was determined based upon the closing price of $27.50 per share on the date of grant. Finally, the grant date fair value of the restricted stock granted on November 29, 2010 was determined based upon the closing price of $31.16 per share on the date of grant.

Employment Agreements

In December 2009, we entered into amended and restated employment agreements with certain of our senior executives, including Messrs. Carbiener, Scheuble, Swenson and Chan. The agreements provide for an initial term that expires on December 31, 2012, subject to a provision for automatic annual extensions following the initial term unless either party provides timely notice that the term should not be extended. Each named executive officer’s employment agreement provides that he is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and that the executive and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreements further provide that the executive is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The employment agreements do not provide for a tax gross-up in the event that the total payments and benefits made under the agreements or under other plans or arrangements between the Company and the executive were subject to the federal excise tax on parachute payments.

In March 2010 and in November 2010, we entered into employment agreements with Mr. Kennedy and Mr. Schilling, respectively, that are substantially similar to the agreements described above, except that Mr. Schilling’s agreement expires on December 31, 2013 (subject to automatic annual extensions). The general terms of each named executive officer’s employment agreement, other than Mr. Chan’s, is described below. Mr. Chan’s agreement is omitted because he departed the Company in November 2010.

Lee A. Kennedy

Mr. Kennedy’s employment agreement provides that he will serve as the Company’s Executive Chairman of the Board, and will receive a minimum annual base salary of $250,000. The agreement further provides that Mr. Kennedy’s annual cash bonus target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Jeffrey S. Carbiener

Mr. Carbiener’s employment agreement provides that he will serve as the Company’s President and Chief Executive Officer, and will receive a minimum annual base salary of $850,000. The agreement further provides that Mr. Carbiener’s annual cash bonus target under our annual incentive plan will be 150% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Thomas L. Schilling

Mr. Schilling’s employment agreement provides that he will serve as the Company’s Executive Vice President and Chief Financial Officer, and will receive a minimum annual base salary of $475,000. Under his employment agreement, Mr. Schilling’s annual cash bonus target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Daniel T. Scheuble

Mr. Scheuble’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Scheuble will receive a minimum annual base salary of $490,000. Under his employment agreement, Mr. Scheuble’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Eric D. Swenson

Mr. Swenson’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Swenson will receive a minimum annual base salary of $540,000. Under his employment agreement, Mr. Swenson’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Each named executive officer’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

Omnibus Plan

We used the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2010. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was approved by our former parent FIS prior to the spin-off, and was approved by our shareholders on May 28, 2009.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award. The stock options awarded in May 2010 and October 2010 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term.

The performance-based restricted stock granted to our named executives other than Mr. Schilling in May 2010 vests proportionately each year over three years, subject to the Company’s achievement of $100 million in annual market share gain during any 12-month period between April 1, 2010 and December 31, 2011. The restricted stock granted to Mr. Schilling in October 2010 includes (i) a retention grant, 40% of which vests on the first anniversary of the date of grant, with the remaining 60% vesting on the second anniversary of the date of grant; and (ii) a performance-based restricted stock grant that vests proportionately each year over three years, subject to the Company’s achievement of $100 million in annual market share gain during any 12-month period between October 1, 2010 and June 30, 2012. The performance-based restricted stock granted to Messrs. Scheuble and Swenson in November 2010 vests on the second anniversary of the date of grant, subject to the Company’s achievement of $100 million in annual market share gain between January 1, 2011 and December 31, 2011. The time-based vesting requirements for the May 2010, October 2010 and November 2010 restricted stock grants are based on the executive’s continued employment with us.

Dividends on the restricted stock and performance-based restricted stock awarded in 2010 will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for six months following vesting. The award agreement also sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, the omnibus plan provides that all outstanding awards will immediately vest upon the occurrence of a change in control, unless the participant’s award agreement provides otherwise. Further details are set forth under “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information concerning unexercised stock options and unvested restricted stock outstanding as of December 31, 2010 for each named executive officer:

Outstanding Equity Awards at Fiscal Year-End

									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number of	Market Value
		Option Awards					Stock Awards		Unearned	of Unearned
		Number of		Number of			Number of	Market Value	Shares,	Shares,
		Securities		Securities			Shares or	of Shares or	Units or	Units or
		Underlying		Underlying			Units of	Units of	Other	Other
		Unexercised		Unexercised	Option		Stock	Stock	Rights that	Rights that
		Options		Options	Exercise	Option	that have	that have	have not	have not
	Grant	(#)		(#)(2)	Price	Expiration	not Vested	not Vested	Vested	Vested
Name	Date(1)	Exercisable		Unexercisable	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

Lee A. Kennedy	8/13/2008	5,667		2,833	34.58	8/13/2015	850	25,092	—	—
	5/14/2009	48,334		96,666	28.37	5/14/2016	26,666	787,180	—	—
	5/10/2010	—		108,000	36.14	5/10/2017	—	—	31,560	931,651
Jeffrey S. Carbiener	10/31/2001	13,215	(6)	—	22.76	10/31/2011	—	—	—	—
	2/12/2002	6,443	(6)	—	27.92	2/12/2012	—	—	—	—
	2/12/2002	43,997	(6)	—	27.92	2/12/2012	—	—	—	—
	2/4/2005	27,656	(6)	—	28.15	2/4/2012	—	—	—	—
	2/1/2006	400,400	(6)	—	34.51	2/1/2013	—	—	—	—
	12/20/2007	343,200	(6)	—	37.20	12/20/2014	—	—	—	—
	8/13/2008	166,667		83,333	34.58	8/13/2015	25,000	738,000	—	—
	5/14/2009	135,000		270,000	28.37	5/14/2016	75,333	2,223,830	—	—
	5/10/2010	—		297,000	36.14	5/10/2017	—	—	87,000	2,568,240
Thomas L. Schilling	10/28/2010	—		86,000	27.50	10/28/2017	—	—	26,000	767,520
	10/28/2010	—		—	—	—	14,800	436,896	—	—
Daniel T. Scheuble	3/9/2005	29,267	(7)	—	13.67	3/9/2015	—	—	—	—
	12/22/2006	85,800	(6)	—	35.18	12/22/2014	—	—	—	—
	12/20/2007	228,800	(6)	—	37.20	12/20/2014	—	—	—	—
	8/13/2008	66,667		33,333	34.58	8/13/2015	10,000	295,200	—	—
	5/14/2009	50,000		100,000	28.37	5/14/2016	28,000	826,560	—	—
	5/10/2010	—		108,000	36.14	5/10/2017	—	—	31,560	931,651
	11/29/2010	—		—	—	—	—	—	28,000	826,560
Eric D. Swenson	3/9/2005	19,511	(7)	—	13.67	3/9/2015	—	—	—	—
	12/22/2006	85,800	(6)	—	35.18	12/22/2014	—	—	—	—
	12/20/2007	228,800	(6)	—	37.20	12/20/2014	—	—	—	—
	8/13/2008	66,667		33,333	34.58	8/13/2015	10,000	295,200	—	—
	5/14/2009	50,000		100,000	28.37	5/14/2016	28,000	826,560	—	—
	5/10/2010	—		108,000	36.14	5/10/2017	—	—	31,560	931,651
	11/29/2010	—		—	—	—	—	—	28,000	826,560
Francis K. Chan(8)	12/22/2006	28,600	(6)	—	35.18	11/21/2011	—	—	—	—
	12/20/2007	42,900	(6)	—	37.20	11/21/2011	—	—	—	—
	8/13/2008	50,000		—	34.58	2/21/2012	—	—	—	—
	5/14/2009	87,000		—	28.37	2/21/2012	—	—	—	—
	5/10/2010	47,000		—	36.14	2/21/2012	—	—	13,900	410,328

(1)	Reflects the original date of grant of the award.

(2)	The unvested options listed above vest annually over three years from the date of grant.

(3)	The shares of restricted stock granted on August 13, 2008 and May 14, 2009 vest ratably over three years on the anniversary of the date of grant. With respect to the shares of restricted stock granted to Mr. Schilling on October 28, 2010, 40% will vest on the first anniversary of the date of grant, with the remaining 60% vesting on the second anniversary of the date of grant.

(4)	Market value of unvested restricted stock awards is based on a closing price of $29.52 for a share of our common stock on the New York Stock Exchange on December 31, 2010.

(5)	The performance-based restricted stock granted on May 10, 2010 vests ratably over three years on the anniversary of the date of grant, subject to the Company’s achievement of $100 million in annual market share gain during any 12-month period between April 1, 2010 and December 31, 2011. The performance-based restricted stock granted on October 28, 2010 to Mr. Schilling vests proportionately each year over three years, subject to the Company’s achievement of $100 million in annual market share gain during any 12-month period between October 1, 2010 and June 30, 2012. The performance-based restricted stock granted to Messrs. Scheuble and Swenson in November 2010 vests on the second anniversary of the date of grant, subject to the Company’s achievement of $100 million in annual market share gain between January 1, 2011 and December 31, 2011.

(6)	These options and shares of restricted stock were originally granted by Certegy or FIS under the Certegy Inc. Stock Incentive Plan prior to the spin-off.

(7)	These options were originally granted by former FIS under a plan assumed by FIS in the Certegy merger.

(8)	In connection with his departure from the Company, all of Mr. Chan’s outstanding awards of stock options and restricted stock vested on November 21, 2010 pursuant to his employment agreement, except for the performance-based restricted shares granted on May 10, 2010 which will only vest if the performance criteria is met. The expiration of Mr. Chan’s options granted on August 13, 2008, May 14, 2009 and May 10, 2010 is based upon Mr. Chan continuing as a consultant to the Company until November 21, 2011 pursuant to the terms of his consulting agreement.

The following table sets forth information concerning each exercise of LPS stock options, SARs and similar instruments, and each vesting of FIS and LPS stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2010 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Lee A. Kennedy	—	—	14,184	499,694
Jeffrey S. Carbiener	29,356	166,799	64,182	2,151,253
Thomas L. Schilling	—	—	—	—
Daniel T. Scheuble	—	—	24,900	833,675
Eric D. Swenson	—	—	25,015	838,016
Francis K. Chan(1)	40,057	550,463	34,271	1,096,420

(1)	In connection with his departure from the Company, all of Mr. Chan’s outstanding awards of restricted stock vested on November 21, 2010 pursuant to his employment agreement, except for the performance-based restricted shares granted on May 10, 2010 which will only vest if the performance criteria is met.

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Jeffrey S. Carbiener	Special Plan	—	55,001	129,706	—	248,485
Francis K. Chan	Non-Qualified Deferred Compensation Plan	—	—	38,597	—	524,793

(1)	With respect to Mr. Carbiener, amounts reflect premium paid on a life insurance policy in 2010. Mr. Carbiener’s benefit under the LPS special plan is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the increase in the executive’s interest in 2010.

(3)	Represents the executive’s interest as of December 31, 2010.

The LPS Special Plan and LPS Split Dollar Plan

The LPS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the LPS split dollar plan. Participants’ interests under the LPS special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid. A participant’s interest fluctuates based on the performance of investments in which the participant’s interest is deemed invested. The LPS special plan provides that following a change in control, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Mr. Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2010.

2010 Rate
Name of Fund	of Return

PSF Emerging Markets	27.02%
T. Rowe Price Equity Income Portfolio-II	14.74%
PSF Short Duration Bond	3.40%
PSF Inflation Managed	8.78%
BlackRock Global Allocation V.I. Fund Class III	9.76%
Templeton Global Bond Securities Fund Class 2	14.45%
PSF Health Sciences	23.34%
PSF Floating Rate Loan	7.27%
PSF High Yield Bond	14.52%
PSF Managed Bond	8.96%
PSF Diversified Bond	8.04%
PSF International Value	2.59%
PSF International Small-Cap	24.86%
PSF International Large-Cap	10.38%
Janus Aspen Overseas Portfolio Service Shares	25.02%
PSF Main Street Core	16.14%
PSF Dividend Growth	10.77%
Lazard Retirement U.S. Strategic Equity Portfolio	12.85%
PSF Focused 30	10.35%
PSF Growth LT	11.24%
PSF Large-Cap Growth	14.53%
Fidelity VIP Growth Service Class 2	23.86%
T. Rowe Price Blue Chip Growth Portfolio-II	16.00%
PSF Large-Cap Value	9.08%
PSF Comstock	15.42%
BlackRock Basic Value V.I. Fund Class III	12.51%
PSF Mid-Cap Equity	23.49%
Fidelity VIP Value Strategies Service Class 2	26.34%
LM CBA Mid Cap Core Portfolio Class II	22.06%

2010 Rate
Name of Fund	of Return

PSF Mid-Cap Growth	33.32%
Fidelity VIP Mid Cap Service Class 2	28.57%
PSF Mid-Cap Value	21.20%
PSF Pacific Dynamix — Conservative Growth	10.28%
Fidelity VIP Freedom Income Service Class 2	7.25%
PSF Pacific Dynamix — Growth	13.82%
Fidelity VIP Freedom 2015 Service Class 2	12.79%
Fidelity VIP Freedom 2020 Service Class 2	14.33%
Fidelity VIP Freedom 2025 Service Class 2	15.47%
Fidelity VIP Freedom 2030 Service Class 2	15.89%
GE Investments Total Return Fund Class 3	9.37%
PSF American Funds Asset Allocation	12.04%
PSF Pacific Dynamix — Moderate Growth	11.92%
Fidelity VIP Freedom 2010 Service Class 2	12.55%
PSF Cash Management	(0.05)%
PSF American Funds Growth-Income	11.03%
Fidelity VIP Contrafund Service Class 2	16.93%
Lord Abbett Series Fund Fundamental Equity Portfolio VC	19.03%
PSF American Funds Growth	18.26%
Janus Aspen Enterprise Portfolio Service Shares	25.52%
LM CBA Aggressive Growth Portfolio Class II	24.71%
Van Eck Global Hard Assets Fund	29.23%
PSF Real Estate	30.54%
PSF Equity Index	14.81%
PSF Technology	21.50%
PSF Small-Cap Index	26.42%
PSF Small-Cap Value	25.34%
Royce Capital Fund — Micro-Cap Portfolio Service Class	29.90%
PSF Small-Cap Growth	26.01%
MFS VIT New Discovery Series Service Class	35.94%
PSF Small-Cap Equity	20.11%
PSF Long/Short Large-Cap	12.22%
MFS VIT Utilities Service Class	13.51%

If a participant terminates employment for good reason, or if the participant’s job is eliminated, payments under the LPS split dollar plan must begin fifteen years after the participant’s commencement date under the plan or after the participant turns sixty years old, whichever is later. The spin-off was treated as an elimination of Mr. Carbiener’s job for purposes of the split dollar plan. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the LPS split dollar plan and (2) the participant retires or turns sixty years old. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by it by being able to deduct the payments from its federal, state and local taxes. Participants’ benefits derive solely from the terms of the LPS special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy merger, a rabbi trust was funded with sufficient monies to pay all future required insurance premiums under the LPS split dollar plan and to pay all of the participant interests as defined in the LPS special plan, including with respect to Mr. Carbiener.

Non-Qualified Deferred Compensation Plan

Under our non-qualified deferred compensation plan, participants can defer up to 75% of their base salary and commissions and 100% of their annual incentives, quarterly incentives and directors fees. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participant’s accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, which may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2010 rates of return on these investments, are listed in the following table:

2010 Rate
Name of Fund	of Return

Nationwide VIT Money Market V	0.00%
PIMCO VIT Real Return Admin	7.16%
PIMCO VIT Total Return Admin	4.90%
LASSO Long and Short Strategic Opportunities	9.95%
T. Rowe Price Equity Income II	14.74%
Dreyfus Stock Index Initial	14.84%
American Funds IS Growth 2	18.68%
Goldman Sachs VIT Mid Cap Value	25.00%
T. Rowe Price Mid Cap Growth II	27.78%
Royce Capital Small Cap	20.52%
Vanguard VIF Small Company Growth Inv	31.79%
MFS VIT International Value Svc	8.78%
American Funds IS International 2	7.23%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the limit under Section 402(g) of the Internal Revenue Code, which was $16,500 in 2010, will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship. Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: A participant may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa. However, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2010. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

In the case of Mr. Chan, we have described the termination payments made to him under his employment agreement and the treatment of his equity awards in connection with his departure from the Company in November 2010 below under the heading “Actual Payments Upon Termination of Employment.” We have also described the anticipated termination payments to be made to Mr. Swenson and the treatment of his equity awards in connection with his anticipated departure from the Company in April 2011 below under the heading “Actual Payments Upon Termination of Employment.”

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Carbiener also has benefits under the LPS split dollar plan and the LPS special plan. These plans, and Mr. Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section and the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed previously, as of December 31, 2010, we had employment agreements with Messrs. Kennedy, Carbiener, Schilling, Scheuble and Swenson. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under the employment agreements, if LPS terminates a named executive officer’s employment for any reason other than for cause or due to the executive’s death or disability, or if the executive terminates his employment with LPS for good reason, then the executive is entitled to receive:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus based on the bonus the executive would have earned for that year,

•	a lump-sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria which shall only vest pursuant to their express terms), and

•	continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If any of the named executive officers’ employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations,

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, and

•	the unpaid portion of the executive’s base salary for the remainder of the term of the employment agreement.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under the employment agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of the employment agreements, “good reason” means:

•	a material diminution in the executive’s position or title, or the assignment of duties materially inconsistent with the executive’s position,

•	a material diminution in the executive’s annual base salary or bonus opportunity,

•	LPS’s material breach of any of our other obligations under the employment agreement, or

•	within six (6) months immediately preceding or within two (2) years immediately following a change in control:

(a)	a material adverse change in the executive’s status, authority or responsibility,

(b)	a change in the person to whom the executive reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties,

(c)	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position,

(d)	a material diminution in the budget over which the executive has managing authority, or

(e)	a material change in the executive’s geographic location.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred. We have 30 days to cure the event.

Under the agreements, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger or consolidation in which LPS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which LPS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve the complete liquidation or dissolution of LPS.

The agreements provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of LPS and related parties, thus limiting our exposure to law suits from the executive;

•	the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Our named executive officers’ employment agreements do not provide for tax gross-ups. Furthermore, in May 2009, our compensation committee adopted a policy stating that we will not enter into new employment agreements or materially amended employment agreements with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

Potential Payments under the Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Carbiener’s designated beneficiaries would be entitled to death benefits of $3,000,000 under the split dollar plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2010. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following cash payments would be made under the named executive officers’ employment agreements: Mr. Kennedy $2,250,000; Mr. Carbiener $10,290,000; Mr. Schilling $2,850,000; Mr. Scheuble $5,497,500; and Mr. Swenson $5,775,000. Each of Messrs. Kennedy, Carbiener, Schilling, Scheuble and Swenson would also be entitled to continuation of health and life insurance benefits provided by LPS for three years. The estimated value of these benefits is approximately $40,000 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Kennedy $500,000; Mr. Carbiener $1,760,000; Mr. Schilling $1,425,000; Mr. Scheuble $1,090,000; and Mr. Swenson $1,120,000. The amount shown for Mr. Carbiener excludes $3,000,000 for death benefits provided under the split dollar plan.

For a description of the termination payments made to Mr. Chan with respect to his departure in November 2010, and a description of the termination payments anticipated to be made to Mr. Swenson in connection with his expected departure in April 2011, see “Actual Payments Upon Termination of Employment” below.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each of our named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2010. Under the employment agreements of Messrs. Kennedy, Carbiener, Schilling, Scheuble and Swenson, all stock options and restricted stock awards that are not subject to performance-based vesting criteria (i.e., all awards other than the restricted stock awards granted in May 2010, October 2010 with respect to Mr. Schilling, and November 2010 with respect to Messrs. Scheuble and Swenson) would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. Furthermore, under the terms of the omnibus plan, all of the stock options and restricted stock awards held by the named executive officers as of December 31, 2010 would have vested upon a change in control.

The estimated value of the stock options held by each named executive officer other than Mr. Chan that would have vested upon a termination of the executive’s employment on December 31, 2010 that was by us not for cause or by the executive for good reason would be as follows: Mr. Kennedy $111,166; Mr. Carbiener $310,500; Mr. Schilling $173,720; Mr. Scheuble $115,000; and Mr. Swenson $115,000. The estimated value of restricted stock awards held by the named executive officers other than Mr. Chan that would have vested upon a termination of employment on December 31, 2010 by us not for cause or by the executive for good reason would be as follows: Mr. Kennedy $812,272; Mr. Carbiener $2,961,830; Mr. Schilling $436,896; Mr. Scheuble $1,121,760; and Mr. Swenson $1,121,760. All of Mr. Chan’s equity awards other than the May 2010 performance-based restricted stock grant vested upon his departure from the Company in November 2010 pursuant to his employment agreement.

If a change in control had occurred on December 31, 2010, these same amounts would have vested pursuant to the terms of the omnibus plan. In addition, performance-based restricted shares granted to Messrs. Kennedy, Carbiener, Scheuble, Swenson and Chan in May 2010, to Mr. Schilling in October 2010, and to Messrs. Scheuble and Swenson in November 2010 would have vested upon a change in control pursuant to the omnibus plan. The estimated value of these performance-based restricted shares as of December 31, 2010 would be as follows: Mr. Kennedy $931,651; Mr. Carbiener $2,568,240; Mr. Schilling $767,520; Mr. Scheuble $1,758,211; Mr. Swenson $1,758,211; and Mr. Chan $410,328.

The above estimates are based on a stock price of $29.52 per share, which was the closing price of our common stock on December 31, 2010. The stock option amounts reflect the excess of this share price over the exercise price of the executives’ unvested stock options. The restricted stock amounts were determined by multiplying the number of shares that would vest by $29.52.

For a description of the treatment of Mr. Chan’s stock option and restricted stock awards in connection with his departure in November 2010, and a description of the anticipated treatment of Mr. Swenson’s stock option and restricted stock awards in connection with his expected departure in April 2011, see “Actual Payments Upon Termination of Employment” below.

Actual Payments Upon Termination of Employment

Mr. Chan’s departure was considered a termination without cause under his employment agreement. Prior to Mr. Chan’s termination, he received a base salary of $400,000, had a target of 100% of compensation under our annual incentive plan, participated in our long-term incentive awards, and was eligible to participate in the same compensation and benefit plans as our other executives and employees. Further detail regarding Mr. Chan’s compensation in 2010 can be found in the Summary Compensation Table.

Because Mr. Chan was terminated without cause, he was entitled to the following cash payments under his employment agreement:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year;

•	a prorated annual bonus of $268,832 based on the bonus he would have received under the Company’s 2010 annual incentive program;

•	a lump-sum payment equal to $2,400,000, which equals 200% of the sum of his (1) annual base salary and (2) the highest annual bonus paid to the him within the three years preceding his termination; and

•	a lump sum payment of approximately $40,000, which represents 36 months of monthly medical and dental COBRA premiums.

For so long as Mr. Chan pays the full monthly premiums for COBRA coverage, he is entitled to continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer. In addition, pursuant to his employment agreement, all of Mr. Chan’s awards under our omnibus plan, other than the May 2010 performance-based restricted stock grant, vested upon his termination. The time-based vesting requirements under the May 2010 grant were waived pursuant to Mr. Chan’s employment agreement, but the performance-based restricted shares will only vest if the performance criteria is met. As of November 21, 2011, Mr. Chan’s final day of employment with the Company, he held 143,116 unvested stock options with a market value of

$151,960, and 21,000 shares of restricted stock that were not subject to performance-based vesting criteria with a market value of $650,790, all of which vested. He also held 13,900 shares of performance-based restricted stock with a market value of $430,761. The market value of Mr. Chan’s options and restricted stock is based on the closing price of our stock on the New York Stock Exchange on November 19, 2010, the last trading day prior to Mr. Chan’s departure.

At the time of Mr. Chan’s termination, we entered into a consulting agreement with him pursuant to which he agreed to provide us with assistance on certain special projects for a period of one year. In exchange for his services under the consulting agreement, Mr. Chan receives $1,000 per month. The consulting agreement contains covenants by Mr. Chan with respect to confidentiality, non-competition and non-solicitation. Either party may terminate the consulting agreement upon 30 days notice, in which event we will pay Mr. Chan the monthly fee for the month in which the consulting agreement was terminated, plus any prior months for which the fee has not already been paid, and neither party shall have any further obligations under the consulting agreement. Mr. Chan’s shares of performance-based restricted stock will vest only if the performance criteria is met during the term of his consulting agreement.

Mr. Swenson’s departure will be considered a termination without cause under his employment agreement. Mr. Swenson currently receives a base salary of $560,000, has a target of 125% of compensation under our annual incentive plan, participates in our long-term incentive awards, and is eligible to participate in the same compensation and benefit plans as our other executives and employees. Further detail regarding Mr. Swenson’s compensation in 2010 can be found in the Summary Compensation Table.

Because Mr. Swenson’s termination is without cause, he will be entitled to the following cash payments under his employment agreement:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year;

•	a prorated annual bonus based on the bonus he would have been eligible to receive under our 2011 annual incentive program;

•	a lump-sum payment equal to $5,775,000, which equals 300% of the sum of his (1) annual base salary and (2) the highest annual bonus paid to the him within the three years preceding his termination; and

•	a lump sum payment of approximately $46,000, which represents 36 months of monthly medical and dental COBRA premiums.

For so long as Mr. Swenson pays the full monthly premiums for COBRA coverage, he will be entitled to continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer. In addition, pursuant to his employment agreement, all of Mr. Swenson’s awards under our omnibus plan, other than the May 2010 and November 2010 performance-based restricted stock grants, will vest upon his termination. The time-based vesting requirements under the May 2010 and November 2010 performance-based restricted stock grants will be waived pursuant to Mr. Swenson’s employment agreement, but the performance-based restricted shares will only vest if the performance criteria is met. As of March 21, 2011, Mr. Swenson held 241,333 unvested stock options with a market value of $424,000, and 38,000 shares of restricted stock that were not subject to performance-based vesting criteria with a market value of $1,239,180, all of which will vest pursuant to his employment agreement. He also held 59,560 shares of performance-based restricted stock with a market value of $1,942,252. The market value of Mr. Swenson’s options and restricted stock is based on the closing price of our stock on the New York Stock Exchange on March 21, 2011.

At the time of Mr. Swenson’s termination, we anticipate that we will enter into a consulting agreement with him pursuant to which he will provide us with assistance on certain strategic projects until April 30, 2012. In exchange for his services under the consulting agreement, Mr. Swenson will receive a flat fee of $140,000 for the first three months of the agreement, and a fee of $1,000 per month thereafter. The consulting agreement contains covenants by Mr. Swenson with respect to confidentiality, non-competition and non-solicitation. Mr. Swenson may terminate the consulting agreement upon 30 days notice. In the event the consulting agreement is terminated during the first three months, then we will pay Mr. Swenson a prorated flat fee. If the agreement is terminated after the first three months, we will pay Mr. Swenson the monthly fee for the month in which the consulting agreement was terminated, plus any prior months for which the fee has not already been paid, and neither party shall have any further obligations under the consulting agreement. Mr. Swenson’s shares of performance-based restricted stock will vest only if the performance criteria is met during the term of his consulting agreement.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. During 2010, no member of the compensation committee was a former or current officer or employee of LPS or any of its subsidiaries. In addition, during 2010, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Risk

In the first quarter of 2011, we conducted an assessment of the risk of our compensation programs, including those for our executive officers. In connection with the risk assessment, management reviewed 2010 revenue, earnings before interest and taxes, headcount, overall compensation and variable compensation for the Company as a whole and for each of our business units. Management interviewed business unit managers about their unit’s bonus and commission plans, and presented its findings to the compensation committee. The compensation committee reviewed and evaluated this information with the assistance of its consultant, Strategic Compensation Group, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company.

With respect to our compensation policies for our executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentive amounts encourages our executives to deliver strong results for our shareholders without taking excessive risk. Our compensation committee sets our executives’ base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with the executives’ at-risk, performance-based awards, motivate them to perform at a high level. With respect to executives’ incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our balanced use of stock options and restricted stock, use of multi-year vesting schedules, and use of performance-based vesting criteria for our restricted stock encourages our executives to deliver incremental value to our shareholders while mitigating risk.

Director Compensation

Our compensation committee is responsible for reviewing and setting the compensation for our directors. The committee’s process for setting director compensation is similar to its process for reviewing and approving executive compensation. Each year, Strategic Compensation Group, the committee’s independent consultant, conducts a review of our board compensation programs. In conducting its review, Strategic Compensation Group gathers marketplace data concerning board and committee retainers and meeting fees, long-term incentives, total cash compensation and total compensation using the same marketplace surveys and study group data it utilizes for its executive compensation review. The committee considers this data in making its director compensation decisions to assess whether the compensation paid to the Company’s directors is within a “market” range of compensation, although its ultimate decisions are subjective judgments. Strategic Compensation Group will then provide its recommendations on director compensation to David K. Hunt, the chairman of the compensation committee, and then to the full committee. Management does not play a role in determining director compensation.

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. All of our non-employee directors receive an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting such director attends. The chairman and each member of our audit committee receives an additional annual retainer (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on our audit committee. In 2010, the chairman and each member of our compensation committee and our corporate governance and nominating committee received an additional annual retainer (payable in quarterly installments) of $15,000 and $8,000, respectively, for their service on those committees. In October 2010, as part of its annual director compensation review, our compensation committee determined to increase the annual retainer for services as a non-chair member of these committees to $10,000 (payable quarterly), with the change being effective for the fourth quarter of 2010. Our board may designate additional committees or sub-committees from time to time, and the compensation committee may establish such retainers and/or meeting fees for those non-standing committees as it deems to be appropriate.

In May 2010, our directors also received stock options and performance-based restricted stock under our omnibus plan with an aggregate grant date fair value of approximately $150,000. Our lead director received additional options and performance-based restricted stock with an incremental grant date fair value of approximately $50,000 in consideration of the additional responsibilities and demands on his time associated with the lead director position. The stock options awarded in May 2010 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service as a director, and have a seven-year term. Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2010 vests proportionately each year over three years based on the director’s continued service. However, in order for the any of the performance-based restricted shares to vest, the Company must achieve $100 million in market share gain during any 12-month period commencing on April 1, 2010 and ending on December 31, 2011. Market share gain is determined based upon internal and external sources, and is calculated using the same methodology used to determine the Company’s market share for purposes of its strategic plan. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest.

In addition, new directors who join our board also receive awards of options and restricted stock with an aggregate grant date fair value of approximately $150,000. The stock options and restricted stock awarded to new directors vest proportionately each year over three years based on continued service, and the options have an exercise price equal to the fair market value of a share of our common stock on the date of grant and a seven-year term. Grants of restricted stock made to new directors are not subject to performance-based vesting criteria. David K. Hunt received a new director grant in February 2010, and Susan E. Lester received a new director grant in February 2011.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings and for reasonable fees and expenses associated with attending director education programs. Our directors are also eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees. David K. Hunt and James K. Hunt currently participate in the deferred compensation plan.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2010. Susan E. Lester did not receive any board compensation in 2010 because she was not elected to the board until December 14, 2010.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Alvin R. (Pete) Carpenter	183,500	97,578	98,917	1,560	381,555
John F. Farrell, Jr.	166,000	72,280	73,916	1,560	313,756
Philip G. Heasley	163,250	72,280	73,916	1,560	311,006
David K. Hunt	175,500	144,699	152,783	770	473,752
James K. Hunt	134,500	72,280	73,916	1,630	282,326
Susan E. Lester	—	—	—	—	—

(1)	Represents board and committee retainers and meeting fees.

(2)	Represents the aggregate grant date fair value of restricted stock awards granted in 2010. As of December 31, 2010, our directors held shares of restricted stock in the following amounts: Alvin R. (Pete) Carpenter

6,166 shares; John F. Farrell, Jr. 5,466 shares; Philip G. Heasley 5,466 shares; David K. Hunt 3,925 shares; and James K. Hunt 4,583 shares. As of December 31, 2010, Susan E. Lester did not hold any restricted shares of LPS.

(3)	Represents the aggregate grant date fair value of stock option awards granted in and prior to 2010. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2011. As of December 31, 2010, our directors held options to purchase shares of our common stock in the following amounts: Alvin R. (Pete) Carpenter 21,500 options; John F. Farrell, Jr. 25,400 options; Philip G. Heasley 25,400 options; David K. Hunt 13,700 options; and James K. Hunt 52,056 options. As of December 31, 2010, Susan E. Lester did not hold any options.

(4)	Represents dividends paid with respect to restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board reviewed and approved changes to our Corporate Governance Guidelines in February 2011. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations for directors, including with respect to ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the NYSE and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

Code of Business Conduct and Ethics

In June 2008, our board adopted a Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The board reviews and makes such changes to the Code of Conduct as it deems appropriate from time to time. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any senior financial officer must be approved by the audit committee of our board of directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

The Board

In January 2010, our board of directors was composed of Lee A. Kennedy (Chairman), Jeffrey S. Carbiener, Alvin R. (Pete) Carpenter, John F. Farrell, Jr., Philip G. Heasley and James K. Hunt. David K. Hunt was elected to our board in February 2010, and Susan E. Lester was elected to our board in December 2010.

Our board met 10 times in 2010, of which four were regularly scheduled meetings and six were special meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2010. Our independent directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2011 annual meeting. One director attended our annual meeting of shareholders in 2010.

In February 2011, as part of its annual review of our Corporate Governance Guidelines, the board approved changes to the Guidelines that, among other things, implemented a mandatory retirement age policy for our directors. Under the policy, directors are required to retire from the board at the annual shareholders meeting following their 72nd birthday. The board may waive this requirement as to any director if it deems the waiver to be in the Company’s best interests, provided that any waiver must be reconsidered and affirmed on an annual basis. In February 2011, the board determined that it was in the Company’s best interests to waive the mandatory retirement policy with respect to John F. Farrell, Jr., who is 73. The board determined to grant the waiver to the mandatory retirement policy after considering the insight and guidance Mr. Farrell could provide as a result of his extensive knowledge of our industry and customers and his historical understanding of certain of our businesses which he acquired as a director of old FNF. The board believes these insights are important in the current political and regulatory climate. However, in anticipation of his upcoming retirement under the policy, Mr. Farrell plans to resign from our audit committee effective as of the annual shareholders meeting on May 19, 2011, and plans to resign from the corporate governance and nominating committee and retire from our board of directors effective as of December 31, 2011.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows Mr. Carbiener, our Chief Executive Officer, to focus more directly upon setting the strategic direction for the Company, executing our business plan, providing day-to-day leadership and guiding the senior management team through the implementation of our strategic initiatives. It also allows Mr. Kennedy, our Executive Chairman of the Board, to use his unique insight to provide guidance to our Chief Executive Officer on long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. Because Mr. Kennedy is an employee of the Company and is therefore not independent, in February 2010 our board appointed Alvin R. (Pete) Carpenter to serve as lead director of our board. As lead director, Mr. Carpenter serves as chairman during executive sessions of the independent directors, and reviews our board meeting agendas with our Executive Chairman prior to meetings. The separation of the lead director position allows Mr. Carpenter to facilitate the functioning of the board independently of our management and to focus on our commitment to corporate governance. Because of the many responsibilities of our board and the significant time and effort required by our Executive Chairman, our Chief Executive Officer and our lead director to perform their respective duties, we believe that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a result, enhances our prospects for success. Our board also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

For the foregoing reasons, our board has determined that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interests of the Company and its shareholders.

The Board’s Role in Risk Oversight

We face a number of risks, including economic risks such as changes in the levels of lending and real estate activity, legal and regulatory risks, and technology and information security risks. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that establishing the right “tone at the top” and promoting full and open communication between management and the board of directors are essential for effective risk management and oversight. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations, including key challenges, and risks and opportunities for the Company.

While the board is ultimately responsible for risk oversight at our Company, our board has delegated oversight of the Company’s risk management process to the audit committee. The audit committee receives quarterly presentations from senior management on enterprise-wide risk management, and reports to the board of directors on its fulfillment of its risk oversight function on a regular basis. In addition, the compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning, and the corporate governance and nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Director Independence

Our board has determined that Alvin R. (Pete) Carpenter, John F. Farrell, Jr., Philip G. Heasley, David K. Hunt, James K. Hunt and Susan E. Lester are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that Lee A. Kennedy and Jeffrey S. Carbiener are not independent because they are employees of the Company.

Committees of the Board

Our board has three standing committees, namely an audit committee, a compensation committee, and a corporate governance and nominating committee. The charter of each of the standing committees is available on the Investor Relations page of our website at www.lpsvcs.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Alvin R. (Pete) Carpenter (Chair), John F. Farrell, Jr. and Philip G. Heasley. Each of Messrs. Carpenter, Farrell and Heasley was deemed independent by our board, as required by the NYSE. The corporate governance and nominating committee met four times in 2010.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Chairman of our board.

The corporate governance and nominating committee has developed guidelines for the selection of qualified directors. At a minimum, a director should have high moral character, personal integrity and the ability to devote sufficient time to carry out the duties of a director, and should have demonstrated accomplishment in his or her field. In addition to these minimum qualifications, in evaluating candidates, the corporate governance and nominating committee considers the following criteria: whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, experience and skills, including level of accomplishment in his or her field and experience overseeing complex business organizations; the candidate’s knowledge of the financial services, mortgage or other industry that would provide valuable insight to the issues the Company faces; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; and the candidate’s ability to understand the Company’s financial statements. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board. The committee members consider all of these criteria, together with any other information they deem relevant in their business judgment to the decision of whether to nominate a particular candidate. The committee reviews these director selection guidelines annually to ensure that the needs of the board of directors are being met.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3(a) of our Bylaws. Section 2.3(a) generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 2.3(a) also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

In 2010, our audit committee was composed of James K. Hunt (Chair), John F. Farrell, Jr. and David K. Hunt. Susan E. Lester was appointed to join the audit committee in December 2010. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met eight times in 2010.

As set forth in its charter, our audit committee is responsible for, among other things:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements, including but not limited to compliance with Section 404 of the Sarbanes-Oxley Act and Section 510(b) of the Gramm-Leach-Bliley Act;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	overseeing the Company’s policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations; and

•	annually reviewing and approving our Information Security Policy.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2010:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the four directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of LPS as of and for the year ended December 31, 2010. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of LPS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the committee regarding KPMG LLP’s independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with LPS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each regularly scheduled audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of LPS’s internal controls and the overall quality of LPS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in LPS’s Annual Report on Form 10-K for the year ended December 31, 2010 and that KPMG LLP be appointed independent registered public accounting firm for LPS for 2011.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of LPS’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing LPS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors:

AUDIT COMMITTEE

James K. Hunt (Chair)
John F. Farrell, Jr.
David K. Hunt
Susan E. Lester

Compensation Committee

The members of the compensation committee are David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. Each of Messrs. David Hunt, Carpenter, Heasley and James Hunt was deemed to be independent by our board, as required by the NYSE. The compensation committee met seven times in 2010.

The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer. Our compensation committee also advises management on succession planning and other significant human resources matters.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 22.

Executive Committee

During 2010, we had an executive committee composed of Lee A. Kennedy (Chair), Jeffrey S. Carbiener and Alvin R. (Pete) Carpenter. Mr. Kennedy and Mr. Carbiener are not deemed to be independent because they are employees of the Company. Mr. Carpenter was deemed to be independent by our board. The executive committee met six times in 2010. In February 2011, our board determined that it was not necessary to have an executive committee and therefore did not reappoint the executive committee when it made our other standing committee appointments for 2011.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Our Executive Chairman, Lee A. Kennedy, also served as Executive Vice Chairman and a director of FIS through February 2010. As a result, FIS was a related party through February 28, 2010. As a result of this relationship, we describe certain agreements with FIS under which we made or received payments or had other obligations during 2010.

In addition, Mr. Kennedy was appointed Chairman of Ceridian Corporation on January 25, 2010, where he also served as interim Chief Executive Officer until August 16, 2010. Therefore Ceridian is a related party for periods subsequent to January 25, 2010. Although we are a party to a few agreements with Ceridian, we did not make payments to, or receive payments from, Ceridian in excess of $120,000 with respect to any of those agreements in 2010.

For information regarding Mr. Kennedy’s compensation as Executive Chairman of the Board and his holdings in LPS stock and options, please refer to the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation” and “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

Arrangements with FIS

From 2005 until the spin-off, the business groups that are now part of our company were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and FIS’ other operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and FIS provided to each other in support of our respective customers and businesses. In connection with the spin-off, we entered into written agreements with FIS under which we continued to receive and provide certain of these services. In addition, certain of our subsidiaries have been parties to agreements with FIS covering various business and operational matters. In 2010, these agreements included corporate and transitional services agreements, aircraft interchange and cost sharing agreements, and a lease for office space in Jacksonville, Florida. Generally, the terms of our agreements and arrangements with FIS have not been negotiated at arm’s length, and they may not have reflected the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that were priced at cost, which were likely more favorable to us as the service recipient than we could have obtained from a third party, we believe that the economic terms of our arrangements with FIS were generally priced within the range of prices that would apply in a third party transaction, and were not less favorable to us than a third party transaction would be.

We also entered into certain agreements with FIS specifically to effectuate the spin-off. Although most of FIS’s and our obligations under these agreements have been performed, certain obligations, which are more specifically described below, under the Contribution and Distribution Agreement and the Tax Disaffiliation Agreement remain outstanding.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the spin-off pursuant to which FIS transferred to us all of our operational assets and properties. Although most of FIS’s and our obligations under the Contribution and Distribution Agreement have been completed, certain obligations remain outstanding.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and FIS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and FIS agree to make reasonably available to each other our respective employees to explain all requested information. We and FIS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and FIS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by FIS with the SEC, any national securities exchange or otherwise made publicly available. We and FIS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and FIS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, we agreed to indemnify, hold harmless and defend FIS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to us in connection with the spin-off, whether arising before or after the contribution of the assets to us;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by FIS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in FIS’s public filings to the extent it was a result of information that we furnished to FIS, if that statement or omission was made or occurred after the contribution of the assets to us; and

•	Any untrue statement of, or omission to state, a material fact in any of our public filings, except to the extent the statement was made or omitted in reliance upon information about the FIS group provided to us by FIS or upon information contained in any FIS public filing.

FIS agreed to indemnify, hold harmless and defend us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of FIS or any of its subsidiaries and affiliates (other than us and our subsidiaries and the business transferred to us), whether arising before or after the date of the contribution of the assets by FIS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for the benefit of FIS;

•	Any untrue statement of, or omission to state, a material fact in any of our public filings about the FIS group to the extent it was as a result of information that FIS furnished to us or which was contained in FIS’s public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, other than to the extent we are responsible as set forth above.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Tax Disaffiliation Agreement

In connection with the spin-off, we entered into the Tax Disaffiliation Agreement with FIS to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, our subsidiaries were members of the FIS consolidated federal tax return and certain of our subsidiaries were included with FIS companies in state combined income tax returns. Since we and our subsidiaries are no longer a part of the FIS group, the Tax Disaffiliation Agreement allocates responsibility between FIS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	FIS will file all FIS federal consolidated income tax returns, which will include our subsidiaries as members of the FIS group through the spin-off date. FIS will pay all the tax due on those returns, but we will indemnify FIS for the portion of the tax that is attributable to our income and that of our subsidiaries.

•	FIS will share responsibility with us for filing and paying tax on combined state returns that include both our companies and FIS group companies. We will file the return and pay the tax when one of our subsidiaries has the responsibility under applicable law for filing such return. FIS will indemnify us with respect to any state income tax paid by us or any member of our group that is attributable to the income of FIS or its subsidiaries. FIS will file the return and pay the tax for all other combined returns. We will indemnify FIS for any state income taxes paid by FIS but attributable to our income or that of our subsidiaries.

•	We will indemnify FIS for all taxes and associated adverse consequences FIS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if FIS’ liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group or is a result of any action taken by any member of our group.

•	FIS will indemnify us for all taxes and associated adverse consequences we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the FIS group or is a result of any action taken by any member of the FIS group.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt.  In order to help preserve the tax-free nature of the spin-off, we agreed not to engage in any direct or indirect acquisition, issuance or other transaction involving our stock. In addition, we agreed not to reacquire any of our debt instruments that FIS exchanged in the debt-for-debt exchange. These restrictions were subject to various exceptions, including that (i) we could engage in such transactions involving our stock or debt if we obtain an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) we could obtain the consent of certain officers of FIS to engage in such transactions. In October 2010, we received a consent from FIS which released us from the restrictions on these types of transactions.

Corporate and Transitional Services Agreements

Prior to the spin-off, FIS provided certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and we provided certain leased space and information technology support to FIS. In connection with the spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and FIS could continue to provide certain of these services to each other. The pricing for the services provided by us to FIS, and by FIS to us, under the corporate and transitional services agreements was on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminated at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, and are no longer in effect. We received $1.4 million with respect to services provided by us to FIS, and we paid $0.7 million in respect of services provided by FIS to us, pursuant to these agreements in 2010.

Interchange and Cost Sharing Agreements for Corporate Aircraft

We entered into an interchange agreement with FIS and a third party with respect to our continued use of the corporate aircraft leased or owned by FIS and the third party, and the use by FIS and the third party of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FIS and the third party with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by the third party but used by us and by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as the third party owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FIS or the third party, or FIS or the third party reimburses us, for the net cost differential of our use of the aircraft owned or leased by FIS or the third party, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and we each reimburse the third party for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. We do not make payments to FIS under the cost sharing agreement, and we made aggregate payments of less than $0.1 million to FIS under the aircraft interchange agreement in 2010.

Lease Agreement

In connection with the spin-off, we entered into a lease agreement pursuant to which we lease office space to FIS at our Jacksonville, Florida headquarters campus and provide certain other services including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to FIS may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent is comprised of a base rate amount equal to $6.82 per rentable square foot plus additional rent equal to FIS’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and, thus, the amount of the additional rent will also fluctuate. For 2010, the total rent we charged to FIS was $3.0 million, based upon a rate of $25.09 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires our audit committee to review and approve or ratify all transactions involving an amount in excess of $120,000 in which we are a participant and in which any related person of ours has a direct or indirect material interest (“related party transactions”). For this purpose, related person includes any director, director nominee, executive officer, beneficial owner of 5% or more of a class of our voting securities, or certain family members of the foregoing. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933. Under the charter, prior to entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the general counsel or his designee, is expected to submit the related party transaction to the audit committee for approval (unless such transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions). The charter calls for the committee to make these decisions based on its consideration of all relevant factors, including but not limited to the related person’s relationship to the Company and interest in the transaction, (ii) the material facts relating to the transaction, including the amount and terms thereof, (iii) the benefits to the Company of the transaction, (iv) if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. If the general counsel becomes aware of any related party transaction that is currently ongoing that has not previously been submitted for such review, he or his designee shall submit or cause to be submitted such transaction to the audit committee for consideration. In such event, the transaction shall be considered as described above. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our audit committee charter described above are in addition to and do not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2010. Based solely upon a review of these reports, we believe that during 2010, all of our directors and officers complied with the requirements of Section 16(a), except that Eric D. Swenson filed one late report due to an administrative error. In addition, David K. Hunt, Jeffrey S. Carbiener and Todd C. Johnson each reported corrected holdings on Form 5 in 2011.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2012 must be received by the Company no later than December 6, 2011. Any other proposal that a shareholder wishes to bring before the 2012 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must be received by the Company no earlier than January 20, 2012, and no later than February 19, 2012. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2012 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Jeffrey S. Carbiener
President and Chief Executive Officer

Dated: April 4, 2011

ANNEX A

LENDER PROCESSING SERVICES, INC.

AMENDED AND RESTATED

2008 OMNIBUS INCENTIVE PLAN

Page

Article 1. Establishment, Objectives, and Duration		A-1
1.1	Establishment of the Plan	A-1
1.2	Objectives of the Plan	A-1
1.3	Duration of the Plan	A-1

Article 2. Definitions		A-1
2.1	“Award”	A-1
2.2	“Award Agreement”	A-1
2.3	“Beneficial Ownership”	A-1
2.4	“Board”	A-1
2.5	“Change in Control”	A-1
2.6	“Code”	A-2
2.7	“Committee”	A-2
2.8	“Company”	A-2
2.9	“Consultant”	A-2
2.10	“Director”	A-3
2.11	“Dividend Equivalent”	A-3
2.12	“Effective Date”	A-3
2.13	“Employee”	A-3
2.14	“Exchange Act”	A-3
2.15	“Exercise Price”	A-3
2.16	“Fair Market Value”	A-3
2.17	“Freestanding SAR”	A-3
2.18	“Incentive Stock Option” or “ISO”	A-3
2.19	“Nonqualified Stock Option” or “NQSO”	A-3
2.20	“Option”	A-3
2.21	“Other Award”	A-3
2.22	“Participant”	A-3
2.23	“Performance-Based Exception”	A-3
2.24	“Performance Period”	A-3
2.25	“Performance Share”	A-3
2.26	“Performance Unit”	A-3
2.27	“Period of Restriction”	A-3
2.28	“Person”	A-3
2.29	“Replacement Awards”	A-3
2.30	“Restricted Stock”	A-3
2.31	“Restricted Stock Unit”	A-3
2.32	“Share”	A-4
2.33	“Stock Appreciation Right” or “SAR”	A-4
2.34	“Subsidiary”	A-4
2.35	“Tandem SAR”	A-4

Article 3. Administration		A-4
3.1	The Committee	A-4
3.2	Authority of the Committee	A-4
3.3	Decisions Binding	A-4

A-i

Page

Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments		A-4
4.1	Number of Shares Available for Grants.	A-4
4.2	Individual Limits	A-5
4.3	Adjustments in Authorized Shares and Awards	A-5

Article 5. Eligibility and Participation		A-5
5.1	Eligibility	A-5
5.2	Actual Participation	A-6

Article 6. Options		A-6
6.1	Grant of Options	A-6
6.2	Award Agreement	A-6
6.3	Exercise Price	A-6
6.4	Duration of Options	A-6
6.5	Exercise of Options	A-6
6.6	Payment	A-6
6.7	Restrictions on Share Transferability	A-6
6.8	Dividend Equivalents	A-6
6.9	Termination of Employment or Service	A-6
6.10	Nontransferability of Options.	A-7

Article 7. Stock Appreciation Rights		A-7
7.1	Grant of SARs	A-7
7.2	Exercise of Tandem SARs	A-7
7.3	Exercise of Freestanding SARs	A-7
7.4	Award Agreement	A-7
7.5	Term of SARs	A-7
7.6	Payment of SAR Amount	A-7
7.7	Dividend Equivalents	A-8
7.8	Termination of Employment or Service	A-8
7.9	Nontransferability of SARs	A-8

Article 8. Restricted Stock		A-8
8.1	Grant of Restricted Stock	A-8
8.2	Award Agreement	A-8
8.3	Other Restrictions	A-8
8.4	Removal of Restrictions	A-8
8.5	Voting Rights	A-8
8.6	Dividends and Other Distributions	A-8
8.7	Termination of Employment or Service	A-8
8.8	Nontransferability of Restricted Stock	A-9

Article 9. Restricted Stock Units and Performance Shares		A-9
9.1	Grant of Restricted Stock Units/Performance Shares	A-9
9.2	Award Agreement	A-9
9.3	Form and Timing of Payment	A-9
9.4	Voting Rights	A-9
9.5	Dividend Equivalents	A-9
9.6	Termination of Employment or Service	A-9
9.7	Nontransferability	A-9

A-ii

Page

Article 10. Performance Units		A-9
10.1	Grant of Performance Units	A-9
10.2	Award Agreement	A-10
10.3	Value of Performance Units	A-10
10.4	Form and Timing of Payment	A-10
10.5	Dividend Equivalents	A-10
10.6	Termination of Employment or Service	A-10
10.7	Nontransferability	A-10

Article 11. Other Awards		A-10
11.1	Grant of Other Awards	A-10
11.2	Payment of Other Awards	A-10
11.3	Termination of Employment or Service	A-10
11.4	Nontransferability	A-10

Article 12. Replacement Awards		A-11

Article 13. Performance Measures		A-11

Article 14. Beneficiary Designation		A-11

Article 15. Deferrals		A-11

Article 16. Rights of Participants		A-12
16.1	Continued Service	A-12
16.2	Participation	A-12

Article 17. Change in Control		A-12

Article 18. Additional Forfeiture Provisions		A-12

Article 19. Amendment, Modification, and Termination		A-12
19.1	Amendment, Modification, and Termination	A-12
19.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	A-13
19.3	Awards Previously Granted	A-13
19.4	Compliance with the Performance-Based Exception	A-13

Article 20. Withholding		A-13
20.1	Tax Withholding	A-13
20.2	Use of Shares to Satisfy Withholding Obligation	A-13

Article 21. Indemnification		A-13

Article 22. Successors		A-14

Article 23. Legal Construction		A-14
23.1	Gender, Number and References	A-14
23.2	Severability	A-14
23.3	Requirements of Law	A-14
23.4	Governing Law	A-14
23.5	Non-Exclusive Plan	A-14
23.6	Code Section 409A Compliance	A-14

A-iii

Lender Processing Services, Inc.
Amended and Restated
2008 Omnibus Incentive Plan

Article 1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Lender Processing Services, Inc., a Delaware corporation, hereby establishes an incentive compensation plan to be known as the “Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan first became effective on July 1, 2008 (the “Effective Date”) when it was approved by Fidelity National Information Services, Inc., the Company’s sole stockholder at that time (the “Former Parent”). Following the Company’s spin-off from its Former Parent, the Plan was subsequently approved by the Company’s stockholders on May 28, 2009. The Plan, as amended and restated, will become effective on May 19, 2011 if it is approved by the Company’s stockholders at the Company’s 2011 annual stockholders meeting. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan. No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2. Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1 “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2 “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3 “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For avoidance of doubt, no event or transaction which occurred or occurs as a result of the Contribution and Distribution Agreement dated as of June 13, 2008, by and between Fidelity National Information Services, Inc. and the Company, or the spin-off of the Company from Fidelity National Information Services, Inc. shall constitute a Change in Control for purposes of the Plan.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8 “Company” means Lender Processing Services, Inc., a Delaware corporation, and any successor thereto.

2.9 “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11 “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13 “Employee” means any employee of the Company or a Subsidiary.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16 “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18 “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21 “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22 “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.24 “Performance Period” means the period during which a performance measure must be met.

2.25 “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.26 “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.27 “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.28 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.29 “Replacement Awards” means Awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. For all purposes hereunder, Replacement Awards shall be deemed Awards.

2.30 “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.31 “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32 “Share” means a share of Class A common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.33 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.34 “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.35 “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3. Administration

3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee. Except as limited by law or by the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, as amended from time to time, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 18,700,000, provided that:

(i) Shares that are potentially deliverable under an Award granted under the Plan that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan.

(ii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

If Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan. Each SAR issued under the Plan will be counted as one share issued under the Plan without regard to the number of Shares issued to the Participant upon exercise of such SAR.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b) Subject to adjustment as provided in Section 4.3 herein, all Shares available under the Plan may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2 Individual Limits. Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options:  The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(b) SARs:  The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(c) Restricted Stock:  The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units:  The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares:  The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units:  The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards:  The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents:  The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3 Adjustments in Authorized Shares and Awards. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718), such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause an equitable adjustment to be made (i) in the number and kind of Shares that may be delivered under the Plan under Section 4.1 hereof, (ii) in the individual limitations set forth in Section 4.2 hereof and (iii) with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights. The number of Shares subject to any Award shall always be rounded down to a whole number when adjustments are made pursuant to this Section 4.3. Adjustments made by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

Article 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3 Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Dividend Equivalents. At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

6.9 Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10 Nontransferability of Options.

(a) Incentive Stock Options.  ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. ISOs may not be transferred for value or consideration.

(b) Nonqualified Stock Options.  NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. NQSOs may not be transferred for value or consideration.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2 Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4 Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7 Dividend Equivalents. At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

7.8 Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9 Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. SARs may not be transferred for value or consideration.

Article 8. Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2 Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4 Removal of Restrictions. Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions. Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8 Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9. Restricted Stock Units and Performance Shares

9.1 Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2 Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3 Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4 Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5 Dividend Equivalents. At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

9.6 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7 Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.   Performance Units

10.1 Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2 Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3 Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4 Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5 Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject to such terms and conditions as the Committee shall establish. In the event that the Committee provides a Participant with the right to receive Dividend Equivalents, such Dividend Equivalents shall be credited to an account for the Participant and held by the Company subject to the same restrictions as the Performance Units to which the Dividend Equivalents relate, and shall be paid to the Participant only if and at such time as those Performance Units are earned.

10.6 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7 Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11. Other Awards

11.1 Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2 Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3 Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4 Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12. Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13. Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income and/or earnings before interest, taxes, depreciation and amortization, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16. Rights of Participants

16.1 Continued Service. Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17. Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18. Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19. Amendment, Modification, and Termination

19.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee does not have the power to amend the terms of previously granted Options to reduce the exercise price per share subject to such Options, or to cancel such Options and grant substitute Options with a lower exercise price per share than the cancelled Options. The Company is not permitted to purchase for cash previously granted Options with an exercise price that is greater than the Company’s trading price on the proposed date of purchase. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3 Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4 Compliance with the Performance-Based Exception. If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 20. Withholding

20.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2 Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22. Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23. Legal Construction

23.1 Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

23.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

23.5 Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

23.6 Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

LENDER PROCESSING SERVICES, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FL 32204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33933-P06141	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LENDER PROCESSING SERVICES, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01) Lee A. Kennedy
02) Philip G. Heasley
03) Susan E. Lester

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	To recommend, by non-binding vote, the frequency of votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

5.	To approve the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan.		☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: www.proxyvote.com

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33934-P06141

LENDER PROCESSING SERVICES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2011
The undersigned hereby appoints Lee A. Kennedy and Jeffrey S. Carbiener, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Lender Processing Services, Inc. held of record by the undersigned as of March 21, 2011, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 19, 2011, or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Lender Processing Services, Inc. for use at the Annual Meeting of Shareholders on May 19, 2011 at 10:00 a.m., Eastern time from persons who participate in either (1) the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Lender Processing Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Lender Processing Services, Inc. allocable to his or her account(s) as of March 21, 2011. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Lender Processing Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan or the ESPP, whether voted by mail, telephone or Internet, must be received by 11:59 PM on May 16, 2011. For the 401(k) Plan, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
Continued and to be signed on reverse side